Exhibit 99(a)

M A N A G E M E N T ' S    D I S C U S S I O N    A N D    A N A L Y S I S    O F
F I N A N C I A L    C O N D I T I O N    A N D    R E S U L T S    O F    O P E R A T I O N S
B E L L S O U T H    C O R P O R A T I O N

Throughout this section, dollars are in millions, except per share amounts.

Consolidated Results of Operations

Key selected financial and operating data for the three years ended December 31, 2000, 2001 and 2002 are as follows. All references to earnings per share are on a diluted basis. The following consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with results by segment.

				Percent Change
	2000	2001	2002	2001 vs. 2000	2002 vs. 2001

Results of operations:

Total operating revenues	$26,151	$24,130	$22,440	(7.7)	(7.0)
Operational and support expenses (excludes depreciation and amortization shown separately below)	14,255	12,852	12,054	(9.8)	(6.2)
Depreciation and amortization	4,935	4,782	4,643	(3.1)	(2.9)
Provision for restructuring and asset impairments	244	358	997	*	*
Total operating expenses	19,434	17,992	17,694	(7.4)	(1.7)
Operating income	6,717	6,138	4,746	(8.6)	(22.7)
Interest expense	1,328	1,315	1,188	(1.0)	(9.7)
Net earnings (losses) of equity affiliates	690	465	80	(32.6)	(82.8)
Gain (loss) on sale of operations	(14)	38	1,261	*	*
Foreign currency transaction loss	(46)	(81)	(679)	*	*
Other income (expense), net	412	(1,431)	196	*	*
Income before taxes and cumulative effect of change in accounting principle	6,431	3,814	4,416	(40.7)	15.8
Provision for income taxes	2,313	1,367	1,808	(40.9)	32.3
Cumulative effect of change in accounting principle	—	—	(1,285)	*	*
Net income	$4,118	$2,447	$1,323	(40.6)	(45.9)
Earnings per share	$2.18	$1.30	$0.71	(40.4)	(45.4)
Cash Flow Data:

Cash provided by operating activities	$8,590	$7,998	$8,246	(6.9)	3.1
Cash used for investing activities	(9,303)	(7,039)	(1,707)	24.3	75.7
Cash (used for) provided by financing activities	487	(1,428)	(4,649)	*	*
Other:

Effective tax rate	36.0%	35.8%	40.9%	(20 bps )	510 bps
Average short-term debt	$6,987	$6,164	$5,068	(11.8)	(17.8)
Average long-term debt	10,740	13,687	13,311	27.4	(2.7)
Total average debt	$17,727	$19,851	$18,379	12.0	(7.4)

*Not meaningful

BELLSOUTH 2002    1

The formation of Cingular Wireless significantly affected the comparability of our operating results. In October 2000, we contributed our domestic wireless voice and data operations to a joint venture with SBC Communications, Inc. (SBC) and formed Cingular Wireless (Cingular). We own an approximate 40% economic stake in Cingular, and share joint control with SBC. Because we exercise significant influence over the financial and operating policies of Cingular, we use the equity method of accounting for this investment. Under the equity method of accounting, we record our proportionate share of Cingular's earnings in our consolidated statements of income. These earnings are included in our Consolidated Statements of Income under the line item "Net earnings (losses) of equity affiliates." Prior to October 2000, we consolidated the revenues and expenses of these operations. As a result of this change, our 2000 results include nine months of revenues and expenses attributable to our former domestic wireless operations and three months of equity in earnings attributable to Cingular.

Operating Revenues

Operating revenues of $22,440 in 2002 decreased $1,690 from 2001 reflecting:

  •
  lower basic local voice revenues in the Communications group driven by retail line losses, including 952 thousand lines to competitors using UNE-P lines since December 31, 2001; slowing data revenue growth reflecting continued weak demand in the enterprise market and the telecommunications industry. Revenues were also reduced by $108 in 2002 for a refund to customers in Florida related to late payment fees. These decreases were partially offset by growth in DSL and long distance revenues and, to a lesser degree, in higher revenues from sales of custom calling features and recognition of service and activation revenue deferrals.
  •
  significant revenue declines in Latin America almost entirely attributable to the declining value of most Latin American currencies against the US dollar and economic and political instability in Argentina and Venezuela.
  •
  declines in revenue at our domestic advertising and publishing group due to an adjustment to unbilled receivables that reduced revenues in 2002 by $163. Excluding this adjustment, revenues increased $11 reflecting a weak advertising market associated with the economic downturn.
  •
  a decline in other revenues primarily due to the loss of revenues associated with insurance fees on wireless handsets as a result of Cingular creating its own insurance program in 2002.

        Operating revenues of $24,130 in 2001 decreased $2,021 from 2000 reflecting:

  •
  growth in Communications group revenues driven by increased data revenues due to higher usage of data transport by businesses and Internet service providers, wholesale revenues due to increasing competition, and, to a lesser extent, sales of custom calling features and the recognition of service and activation revenue deferrals. These increases were offset by declines in basic local voice revenues, reflecting competition, rate reductions and a slowing economy.
  •
  a decline in domestic wireless revenues due to the contribution of these operations to Cingular as discussed above. Revenues of $2,766 in 2000 represent nine months of operations prior to the contribution.
  •
  relatively flat Latin America group revenues favorably impacted by the acquisition of operations in Colombia in mid-2000, offset by weakening economies and declining value of currencies against the US dollar and lower revenues in our Venezuelan operations related to unfavorable changes in its interconnection agreements as well as changes in telecommunications regulation.
  •
  growth in advertising and publishing revenues of only 1.5%, reflecting a weak advertising market.
  •
  increases in other revenues reflecting revenues related to insurance for wireless handsets provided to customers of Cingular.

2    BELLSOUTH 2002

Operating Expenses

Operational and support expenses

Operational and support expenses of $12,054 in 2002 decreased $798 from 2001 reflecting:

  •
  lower expense credits in the Communications group related to pension and other retiree benefit costs and higher medical and prescription drug claim costs for active employees resulting in year-over-year increases, and higher uncollectible expense from customer bankruptcies and the economic downturn, higher costs of sales associated with the sale of wholesale long distance service and the recognition of service and activation cost deferrals. These increases were substantially offset by decreases in salary and wage expenses, employee related expenses and contract services as we reduced our workforce to meet lower demand.
  •
  significant expense declines in Latin America almost entirely attributable to the declining value of most Latin American currencies against the US dollar. Customer acquisition costs and operating costs were also lower as we continued to reduce force and gain cost efficiencies.
  •
  higher uncollectible expense in the domestic advertising and publishing group due to customer bankruptcies and non-paying customers associated with the weak economy.

        Operational and support expenses of $12,852 in 2001 decreased $1,403 from 2000 reflecting:

  •
  higher expenses at the Communications group related to spending for customer service and network support functions in support of customer service initiatives as well as expenses for our accelerated DSL growth initiative. Expenses were also higher in 2001 as a result of a $143 adjustment to the accrual for prior claims from competitive local exchange carriers regarding reciprocal compensation for ISP traffic and, to a lesser extent, the recognition of service and activation cost deferrals. The year-over-year change was also affected by a charge recorded in 2000 of approximately $200 related to litigation we settled with a distributor of residential telephone equipment for the termination of an existing agreement.
  •
  a decline in domestic wireless expenses due to the contribution of these operations to Cingular as discussed above. In addition, we recorded a charge of $72 related to changes in postretirement medical benefit obligations for the wireless employees that were transitioned to Cingular.
  •
  lower expense in the Latin America group driven primarily by lower customer acquisition-related costs reflecting more targeted acquisition efforts during 2001, as well as favorable effects of weakening local currencies in 2001, partially offset by increases of $121 resulting from wireless operations in Colombia which were acquired in mid-2000.

Depreciation and amortization

        Depreciation and amortization expense decreased $139 in 2002 and $153 in 2001.

  •
  the decrease in 2002 is due to a decline in expenses in the Latin America group, reflecting the effect of foreign currency exchange rates, the cessation of amortization of goodwill due to the adoption of SFAS No. 142 and revisions to depreciation at the Chilean and Colombian operations. These decreases were partially offset by an increase at the Communications group reflecting additional deployment of capitalized software.
  •
  the decrease in 2001 is attributable to the contribution of our former wireless operations to Cingular resulting in a decrease of $642 of expenses, offset by increases at the Communications group reflecting increased deployment of capitalized software and investment in broadband and the Latin America group due to inclusion of a full year's results of Colombia.

Provision for restructuring and asset impairments

2002 provision consists of the following:
Charges of $487 related to actions to reduce our workforce. The charge represents termination payments and enhanced benefits related to approximately 5,000 positions. The workforce reduction was

BELLSOUTH 2002    3

undertaken to reduce operating costs in response to a slow economy, increased competition and regulatory pricing pressures. In addition, we recognized pension settlement losses of $167 related to lump-sum payments from the pension plans associated with the workforce reduction.

        Charges of $134 related to the decision to eliminate sales of certain services: wholesale long distance, e-business services, multi-media Internet exchange and public communications (payphones). Charges relate to asset impairments, early termination penalties on contracts and leases, and severance for affected employees.

        A charge of $221 related to the impairment of MMDS spectrum previously held for sale (see Note D) and a reversal of $12 from the remaining restructuring reserve related to the exit of the wireless video business.

2001 provision consists of the following:
Charges of $255 related to actions to reduce our workforce. The charge represents termination payments and enhanced benefits related to approximately 4,200 positions.

        Charge of $103 related to the decision to abandon a process automation project. The charge relates to asset impairments (primarily capitalized software), early termination penalties on contracts and leases, and severance for affected employees.

2000 provision consists of the following:
Charges of $78 related to actions to reduce our workforce. The charge represents termination payments and enhanced benefits related to approximately 2,100 positions. The workforce reduction was undertaken to reduce overhead expenses and the reduction of our domestic general and administrative staff. In addition, we recognized pension settlement gains of $362 related to lump-sum payments from the pension plans associated with the workforce reduction.

        Charge of $498 related to the exit of our wireless video entertainment business. The charge relates to asset impairments, early termination penalties on contracts and leases, and severance for affected employees.

        The 2000 provision also included $30 related to the impairment of our international, wholesale communication investment.

Interest Expense

Interest expense decreased $127 in 2002 and $13 in 2001. The decrease in 2002 was the result of both lower short-term interest rates and lower average principal amounts outstanding on short-term and long-term borrowings. The decrease in 2001 was primarily the result of decreases in interest rates on short-term borrowings. The decrease in the rates was partially offset by higher debt levels.

Net earnings (losses) of equity affiliates

Equity in Earnings	For the Year Ended December 31,			2001 vs. 2000	2002 vs. 2001

	2000	2001	2002	Change	Change

Cingular	$51	$673	$497	$622	$(176)
AB Cellular	623	—	—	(623)	—
Brazilian wireless affiliates	(134)	(231)	(402)	(97)	(171)
Other equity investees	150	23	(15)	(127)	(38)

Total	$690	$465	$80	$(225)	$(385)

Cingular

Earnings from Cingular in 2002 were down compared to 2001 (see "Results by Segment – Domestic Wireless" for further discussion of Cingular results). The 2001 increase in Cingular equity in earnings reflects 12 months of equity in earnings in 2001 compared to only three months in 2000 as the venture was formed on October 1. The 2000 earnings from AB Cellular include a gain of $479 from the

4    BELLSOUTH 2002

redemption of AT&T from the AB Cellular partnership. See Note C to our consolidated financial statements. AB Cellular was subsequently contributed to the Cingular joint venture in January 2001.

Brazilian wireless affiliates

Losses from our Brazilian wireless affiliates in 2002 include a pre-tax loss of $383 related to the recognition of other-than-temporary impairments. Earnings excluding the impairments were $(19) which represents an improvement of $212 compared to 2001, primarily resulting from cessation of losses subsequent to the impairment. See Note B to our consolidated financial statements. Losses of $231 in 2001 were $97 higher than the comparable prior year period primarily due to foreign currency transaction losses on US Dollar denominated debt issued by the affiliates.

Other equity investees

Earnings from other equity investees declined $38 in 2002 as compared to 2001. The decline is primarily the result of losses from other-than-temporary impairments of $62 related to our investment in a Guatemalan wireless partnership and $17 related to an investment in OESP, a Brazilian yellow pages operation, partially offset by the cessation of losses related to E-Plus subsequent to its disposition that resulted in year-over-year improvement of $39.

        Earnings from other equity investees declined $127 in 2001 as compared to the prior year. The decline relates primarily to tax benefits recorded at E-Plus in 2000. In addition, earnings from E-Plus in 2000 include a gain of $68 related to the restructuring of our ownership in E-Plus.

Gain (loss) on sale of operations

Gain on sale of operations for 2002 includes a gain of $1,335 related to the conversion of our ownership interest in E-Plus and a loss of $74 associated with the disposal of Listel, our Brazilian advertising and publishing company.

        In 2001, we recognized a gain of $24 from the sale of a 24.5% ownership interest in SkyCell, an Indian wireless venture and $14 from the sale of BellSouth International Wireless Services, an international wireless roaming clearinghouse.

        During 2000, we sold ownership interests in wireless data operations in Belgium, the Netherlands and the United Kingdom. These sales generated a loss of $14.

Foreign currency transaction losses

Foreign currency transaction losses of consolidated subsidiaries, which relate primarily to US Dollar denominated debt in Latin America, increased $598 in 2002 and increased $35 in 2001. The increase in 2002 was driven by the devaluation of the Argentinean Peso, partially offset by gains due to the effect of the devaluation in Venezuela on the company's net monetary position. The increase in 2001 was primarily due to increased foreign currency losses in Colombia and Chile.

Other income (expense), net

Other income (expense), net includes interest income, gains (losses) on disposition of assets, losses from the write-down of investments and miscellaneous nonoperating income (losses).

        Other income (expense), net of $196 in 2002 represents an increase of $1,627 compared to 2001. The primary reason for the year-over-year change is a $1,634 decline in losses related to cost method investments as shown in the table below. Other factors in the change include a $99 increase in minority interests at our Latin America operations and $40 of expense related to the extinguishment of long-term debt in 2002.

        Other income (expense), net of $(1,431) in 2001 represents a decrease of $1,843 compared to 2000. The primary reason for the year-over-year change is $1,948 in losses related to cost method investments

BELLSOUTH 2002    5

as shown in the table below. The losses were primarily the result of impairments recognized due to other-than-temporary declines in the fair values of these investments and, to a lesser extent, realized losses on the sale of the investments. An increase in interest income of $215 associated with loans to Cingular partially offset the losses in 2001.

Loss (gain) on sales and impairments of cost method investments:	For the Year Ended December 31,

	2001	2002	Change

Qwest	$1,648	$336	$1,312
TCO	138	(22)	160
Crown Castle	86	—	86
Other	76	—	76

Total	$1,948	$314	$1,634

Provision for income taxes

The provision for income taxes increased $441 during 2002 and decreased $946 during 2001. Our effective tax rate was 36.0% in 2000, 35.8% in 2001 and increased to 40.9% in 2002.

        The increase in the 2002 effective tax rate compared to 2001 was driven by the recording of a foreign tax valuation allowance, deferring recognition of the tax benefits generated by losses at our operations in Argentina. The valuation allowance is necessary due to a potentially limited tax carry-forward period. Partially offsetting this was an income tax benefit of $33 related to the recognition of a deferred tax asset for the excess of our tax basis over book basis in Listel, one of our Brazilian Yellow Page operations, resulting from this temporary difference reversing when we sold the property. In addition, the effective rate was reduced for income tax benefits of approximately $32 related to inflation adjustments deductible for Venezuelan tax purposes.

        The effective tax rate for 2001 was 35.8%, slightly down from 2000. The 2001 effective rate includes the benefit of recognition of a deferred tax asset of $122 related to the excess of tax basis over book basis in our investment in E-Plus. We recognized this asset when it became apparent this temporary difference would reverse in the foreseeable future due to a decision to exchange shares in E-Plus for shares of KPN. Offsetting this benefit were negative impacts of an increase in losses from foreign equity investments, principally our Brazilian affiliates, which are reported net of tax, and the write-down of equity investments for which no state tax benefits were recorded.

        A reconciliation of the statutory federal income tax rate to the effective income tax rate for each period is included in note J to the consolidated financial statements.

Cumulative effect of change in accounting principle

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). Under SFAS No. 142, we ceased to amortize goodwill, embedded goodwill related to equity investments and costs associated with indefinite life wireless licenses. In addition, our net earnings of equity affiliates reflect the impact of adopting this new accounting standard on the operations of our equity investments (the most significant of which is our investment in Cingular Wireless).

        In connection with the adoption of SFAS No. 142, we were required to perform initial valuations to determine if any impairment of goodwill and indefinite-lived intangibles exists. During the second quarter of 2002, we completed the transitional impairment test required under SFAS No. 142. Goodwill was tested for impairment by comparing the fair value of our reporting units to their carrying values. The test indicated an impairment that led to recognition of a loss of $1,277, with no income tax benefit. Additionally, Cingular completed its transitional impairment test in the second quarter of 2002 resulting in an additional loss to BellSouth of $8 after taxes.

6    BELLSOUTH 2002

Results by Segment

Our reportable segments reflect strategic business units that offer similar products and services and/or serve similar customers. We have four reportable operating segments:

  •
  Communications group
  •
  Domestic wireless
  •
  Latin America
  •
  Domestic advertising and publishing

        We have included the operations of all other businesses falling below the reporting threshold in the "All other businesses" segment.

        Management evaluates the performance of each business unit based on net income, exclusive of internal charges for use of intellectual property and adjustments for unusual items that may arise. Unusual items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature. In addition, when changes in our business affect the comparability of current versus historical results, we adjust historical operating information to reflect the current business structure. See Note L to the consolidated financial statements for a reconciliation of segment results to the consolidated financial information.

        The following discussion highlights our performance in the context of these segments. For a more complete understanding of our industry, the drivers of our business, and our current period results, you should read this discussion in conjunction with our consolidated financial statements, including the related notes.

BELLSOUTH 2002    7

Communications Group

The Communications group includes our core domestic businesses including: all domestic wireline voice, data, broadband, e-commerce, long distance, Internet services and advanced voice features. The group provides these services to an array of customers, including residential, business and wholesale.

				Percent Change
	2000	2001	2002	2001 vs. 2000	2002 vs. 2001

Results of operations:

Segment operating revenues:
Local service	$11,468	$11,810	$11,641	3.0	(1.4)
Network access	4,769	4,969	4,666	4.2	(6.1)
Long distance	675	747	883	10.7	18.2
Other	1,543	1,545	1,299	0.1	(15.9)
Total segment operating revenues	18,455	19,071	18,489	3.3	(3.1)
Segment operating expenses:
Operational and support expenses	8,784	9,373	9,433	6.7	0.6
Depreciation and amortization	3,786	4,045	4,081	6.8	0.9
Total segment operating expenses	12,570	13,418	13,514	6.7	0.7
Segment operating income	5,885	5,653	4,975	(3.9)	(12.0)
Segment net income	$3,294	$3,234	$2,787	(1.8)	(13.8)
Segment net income including unusual items	$3,025	$3,032	$2,273	*	*
Key Indicators: (000s except where noted)

Access lines:(1)
Residential retail	16,679	16,230	15,186	(2.7)	(6.4)
Residential wholesale	556	728	1,276	30.9	75.3
Total residential lines	17,235	16,958	16,462	(1.6)	(2.9)
Business retail	7,957	7,652	7,254	(3.8)	(5.2)
Business wholesale	468	603	705	28.8	16.9
Total business lines	8,425	8,255	7,959	(2.0)	(3.6)
Other	248	209	182	(15.7)	(12.9)
Total access lines	25,908	25,422	24,603	(1.9)	(3.2)
Resale lines	800	729	436	(8.9)	(40.2)
UNE-P (included in access lines above)	224	620	1,572	176.8	153.5
UNE-Loop	307	423	377	37.8	(10.9)
Total Resale lines and UNEs	1,331	1,772	2,385	33.1	34.6
DSL customers	215	621	1,021	188.8	64.4
Long distance customers	—	—	1,002	*	*
Access minutes of use (millions)	115,217	110,106	98,571	(4.4)	(10.5)
Digital and data services revenues	$3,349	$4,161	$4,309	24.2	3.6
Calling feature revenues	$2,145	$2,281	$2,360	6.3	3.5
Capital expenditures	$5,440	$5,125	$3,337	(5.8)	(34.9)

*Not meaningful

(1)Access lines include an adjustment to convert ISDN lines to a switched access line basis for comparability.

8    BELLSOUTH 2002

Segment operating revenues

Local service

Local service revenues decreased $169, or 1.4%, during 2002 and increased $342, or 3.0%, during 2001. Loss of retail access lines, competitive pressures on pricing and declines in data revenue growth were the primary drivers of the decrease in 2002. The increase in 2001 was attributable to strong growth in digital and data revenues, wholesale revenues, and sales of custom calling features. These increases were partially offset by declines in basic service revenues reflecting competition, rate reductions and a slowing economy.

        Residential access lines decreased 2.9% in 2002 and 1.6% in 2001. The decline is being driven by soft economic conditions, technology substitution from wireless services and increased broadband usage and, to a lesser extent, facilities-based competition. The shift in mix of access lines from retail to wholesale is being driven primarily by regulatory pricing and competitors who benefit from such pricing.

        Competitors primarily utilize our local network under two methods: resale and through the use of UNE platform. Lines provided on a resale basis include all of the components necessary for a wholesale customer to provide complete service delivery to an end-user. UNEs represent components of our network that wholesale customers may combine with components of their own networks, or with other UNEs purchased from us (referred to as UNE Platform or UNE-P) to allow complete service delivery to an end-user. Wholesale UNE prices are based on a forward-looking cost model and the premise of a most efficient network design. Because the pricing is not based on historical cost, certain costs that exist in today's network are omitted from the calculations. The impact of competitors' use of UNEs and the UNE platform on us is two-fold in that it results in lower revenue per access line and has a detrimental impact on our margins as we retain the majority of the costs to maintain and service the access line. The impact is amplified due to competitors' fashioning service bundles that target high revenue customers. Under the legacy framework of state PSC-mandated subsidies, business rates are artificially higher in order to subsidize lower residence and rural rates. In addition, revenues from non-UNE sources such as switching and calling features as well as complementary services such as inside wire maintenance, operator services and directory assistance, are lost to UNE-P provisioned lines.

        During 2002, we added 952 thousand UNE-P lines, bringing total lines served via UNE-P to approximately 1.6 million. At December 31, 2002, we provided 2.4 million wholesale lines to competitors, on both a resale and UNE basis. As state public service commissions lower UNE rates, competitors have increasingly switched from a resale model to the UNE Platform due to the higher discounts.

        Revenues from optional calling features such as caller ID, call waiting, call return and voicemail service increased $79, or 3.5%, during 2002 and $136, or 6.3%, during 2001. These increases were driven by growth in calling feature usage through our Complete Choice® Package, a one-price bundled offering of over 20 calling features. With 5.7 million packages, Complete Choice® has penetrated 34.4% of residential access lines. During 2002, we introduced BellSouth Answers, a package that combines the Complete Choice calling plan with Cingular Wireless service, Internet services and BellSouth Long Distance. We ended the year with 1.2 million Answers packages in service.

        Data services revenue growth slowed to 3.6% during 2002 after increasing 24.2% during 2001. The reduction in growth rates in 2002 was due primarily to weak sales of wholesale data transport services to other communications providers. In 2002, wholesale data revenues represented about 54% of total data services revenues while retail services such as DSL, ISDN, Frame Relay, Lightgate, and Smartring account for the remaining 46%. During 2002, DSL revenues of $496 were up $243 from 2001 due to the addition of 400 thousand DSL subscribers offset slightly by lower average revenue per user due to promotional activity. Other retail data products, primarily DS1 (dedicated high capacity lines) lines were lower driven by decreases in demand.

        During 2001, data growth was generated by a broad spectrum of products and services including DSL, ISDN, Frame Relay, Lightgate and Smartring. DSL revenue growth during 2001 was $203.

BELLSOUTH 2002    9

        Increased penetration of extended local area calling plans driven by demand for Area Plus, a BellSouth package that combines a basic telephone line with an expanded local calling area, increased revenue $52 during 2001. Our overall access line loss coupled with migration to UNEs and technology substitution led to a 2002 decrease of $123.

        The recognition of service and activation revenue deferrals increased revenues $65 in 2002 and $86 in 2001. These increases were offset by corresponding increases in expenses.

Network access

Network access revenues decreased $303, or 6.1% in 2002 and increased $200, or 4.2% in 2001. Switched access revenue declines in 2002 resulted from a 10.5% decrease in access minutes-of-use volumes and a shift in the basis of wholesale line sales from resale to UNEs, which do not provide switched access revenues. These volumes continue to be negatively impacted by migration of minutes to dedicated digital and data services offerings which are fixed-charge based rather than minute-of-use based, competition from competitive local exchange carriers whose traffic completely bypasses our network, and the effect of alternative services such as wireless and Internet e-mail. Revenues from dedicated high-capacity data line offerings declined approximately $15 in 2002 due to special access rate reductions effective July 2002.

        Growth during 2001 was due to increases in revenues from high capacity lines due to increased Internet service provider demand over 2000, offset to some extent by decreases in switched access revenues due to a 4.4% decrease in access minutes of use. Net rate impacts also decreased revenues by $50 in 2001 and $339 in 2000. These reductions were primarily related to the FCC's access reform and productivity factor adjustments. The reductions were partially offset by recoveries of local number portability costs in both 2001 and 2000.

Long distance

Long distance revenues increased $136, or 18.2%, in 2002 and $72, or 10.7% in 2001. Increases in both years include strong growth in wholesale long distance, driven by increased sales to second and third tier long distance carriers and higher volumes related to Cingular driven by proliferation of wireless long distance plans. Increases in 2002 also reflect the launch of retail interLATA services in nine southeastern states that we serve offset partially by losses in intraLATA toll as toll messages declined. We experienced lower IntraLATA toll revenues due primarily to the expansion of our local calling areas and increased demand for Area Plus services, which are included in local service.

        During 2002, we decided to eliminate sales of certain products within the wholesale long distance portfolio. This will result in a future decline in wholesale long distance revenues.

Other

Other revenue decreased $246, or 15.9%, during 2002 and increased $2, or 0.1%, during 2001. Reductions in payphone and collocation rent revenues and higher levels of discounts were the primary drivers of the decrease in 2002. BellSouth continues to transition out of the payphone business and will exit by year-end 2003. In 2001, growth from wireless interconnection and higher sales of data networking equipment were offset by reductions in payphone revenues and the impacts of exiting the wireless video entertainment business.

Segment operating expenses

Operational and support expenses

Operational and support expenses increased $60, or 0.6%, in 2002 and $589, or 6.7%, in 2001.

10    BELLSOUTH 2002

        The increase in expenses in 2002 of $60 was due primarily to the following increases:

  •
  provision for uncollectible receivables expense increase of $111 versus the prior year period due to bankruptcies of telecom sector wholesale customers and weak economic conditions.
  •
  lower expense credits related to pension and other retiree benefit costs and higher medical and prescription drug claim costs for active employees resulting in a year-over-year increase to expense of $99.
  •
  external cost of services and products were up $47 in 2002 as compared to 2001. Expenses associated with higher volumes in the long distance business were up $47 while costs related to equipment sales were down $7. Cost of services related to wholesale long distance will decline in future periods due to our decision to exit certain wholesale long distance services.
  •
  increases related to the recognition of service and activation expense deferrals of $65, universal service fund payments of $43, rents of $45 and advertising of $31.

        These increases were partially offset by the following decreases:

  •
  workforce reductions and lower overtime for network repair and maintenance activity that contributed to a decrease in salary and wage expense of $140 versus the prior year.
  •
  other employee-related expenses, such as travel and employee training, decreased $72 in 2002 in connection with lower headcount and cost reduction initiatives.
  •
  expenses related to contract services were down $63 due to lower costs associated with testing operational and support systems in connection with long distance entry and materials costs decreased $91 in 2002 compared to 2001 due to lower demand, operational efficiencies and lower modem costs.
  •
  gross receipts tax decreases of $62 primarily impacted by regulatory billing changes in North Carolina.

        The increase in operational and support expenses in 2001 was primarily attributable to higher labor costs associated with data growth initiatives and customer service initiatives, higher ongoing information technology expenses and service penalties. In addition, provision for uncollectible receivables expense increased $171 as the slowing economy caused an increase in CLEC and small business failures. The increase in 2001 also included $150 for costs of sales associated with wholesale long distance and data networking equipment. The recognition of service and activation expense deferrals also increased expenses $86 in 2001.

        These increases were partially offset by increased credits to expense of $141 as recognized pension plan credits exceeded expenses from other retiree benefits.

Depreciation and amortization

Depreciation and amortization expense increased $36 in 2002 and increased $259 in 2001. Depreciation expense decreased $74 in 2002 primarily due to declines in the overall composite depreciation rates when compared to the prior period. Depreciation expense increased $133 in 2001, resulting from higher levels of net property, plant and equipment, partially offset by declines in the overall composite depreciation rates. Amortization expense increased $110 in 2002 and $126 in 2001 driven by higher levels of capitalized software.

Accounting change

Effective January 1, 2003, we will adopt SFAS No. 143, "Accounting for Asset Retirement Obligations"(SFAS No. 143). This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. SFAS No. 143 also precludes companies from accruing removal costs that exceed gross salvage in their depreciation rates and accumulated depreciation balances if there is no legal obligation to remove the long-lived

BELLSOUTH 2002    11

assets. For our outside plant accounts, such as telephone poles and cable, estimated cost of removal does exceed gross salvage.

        Although we have no legal obligation to remove assets, we have historically included in our group depreciation rates estimated net removal costs associated with these outside plant assets, in which estimated cost of removal exceeds gross salvage. These costs have been reflected in the calculation of depreciation expense, which results in greater periodic depreciation expense and the recognition in accumulated depreciation of future removal costs for existing assets. When the assets are actually retired and removal costs are expended, the net removal costs are recorded as a reduction to accumulated depreciation.

        In connection with the adoption of this standard, we will be required to remove existing accrued net costs of removal in excess of the related estimated salvage from our accumulated depreciation for those accounts in which estimated removal cost exceeds gross salvage. The adjustment will be reflected in the income statement as a cumulative effect of accounting change adjustment and on the balance sheet as an increase to net plant and equipment. The result will be a one-time increase to net income of approximately $800 during 2003. Since we have previously accrued for net cost of removal through our depreciation rates, we expect 2003 depreciation expense to be approximately $130 lower than it otherwise would have been absent this change in accounting. We will expense net cost of removal on a cash basis going forward for the affected plant accounts. Average net cost of removal over the past several years has been approximately $30 per year.

Unusual items excluded from segment net income

Unusual items which were excluded from this segment's results consisted of the following: for 2002, special items of $(514) related to restructuring costs, including pension settlements, costs associated with the early extinguishment of debt, costs associated with service curtailments and asset impairments and refund of customer late fees in Florida; in 2001, special items of $(202) related to reciprocal compensation and restructuring costs; in 2000, special items of $(269) related to restructuring costs and a contract termination payment.

Domestic Wireless

During fourth quarter 2000, we contributed our domestic wireless operations to a joint venture with SBC Communications, forming the second largest wireless carrier in the US, Cingular. We own an approximate 40% economic interest in the venture and share control with SBC. We account for the investment under the equity method. For management purposes, we evaluate our domestic wireless segment based on our pro rata share, measured by equity ownership, of Cingular's results. Accordingly, results for our domestic wireless segment reflect our 40% proportionate share of each individual line item of Cingular's income statement for the period subsequent to formation of the venture. As such, comparison of 2001 results to 2000 may not be meaningful since 2000 segment results reflect nine months of our former domestic wireless operations and three months of our 40% of Cingular, while 2001 reflects 12 months of our 40% of Cingular.

        Because we exercise significant influence over the financial and operating policies of Cingular, we use the equity method of accounting for this investment. Under the equity method of accounting, we record our proportionate share of Cingular's earnings in our consolidated statements of income. These earnings are included in the caption "Net earnings (losses) of equity affiliates."

12    BELLSOUTH 2002

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

				Percent Change
	2000	2001	2002	2001 vs. 2000	2002 vs. 2001

Segment operating revenues:
Service revenues	$3,944	$5,227	$5,499	32.5	5.2
Equipment revenues	337	416	392	23.4	(5.8)
Total segment operating revenues	4,281	5,643	5,891	31.8	4.4
Segment operating expenses:
Operational and support expenses	3,129	3,856	4,065	23.2	5.4
Depreciation and amortization	642	767	740	19.5	(3.5)
Total segment operating expenses	3,771	4,623	4,805	22.6	3.9
Segment operating income	510	1,020	1,086	100.0	6.5
Net earnings (losses) of equity affiliates	146	(29)	(106)	*	*
Segment net income	$297	$425	$357	43.1	(16.0)
Segment net income including unusual items	$589	$378	$301	*	*
Key Indicators:

Cellular/PCS Customers (000s)	8,337	8,638	8,770	3.6	1.5
Average monthly revenue per customer	$57	$52	$51	(8.8)	(1.9)

*Not meaningful

Segment operating revenues

Segment operating revenues grew $248, or 4.4%, during 2002 while cellular/PCS customers increased 1.5%. Net cellular/PCS customer additions in 2002 were down 81.3% from net customer additions in 2001. The decrease in net customer additions was primarily a function of a 12.3% reduction in gross customer additions from 2001. The decreases in 2002 were a result of intense industry competition, impacts of the economic slowdown, lower than expected sales performance and the continued decline in our prepaid and reseller customer bases, which was exacerbated by the bankruptcy of WorldCom, a major reseller of Cingular's wireless services.

        Revenue growth in 2002 consists of an increase of $272 in service revenues, offset by a decrease in equipment revenues of $24. Although service revenues increased in 2002 compared to 2001, the rate of increase declined during 2002, reflecting slower customer growth and lower prices for Cingular's services driven by increasing competition. Service revenue increases were primarily the result of higher local service revenues associated with growth in the customer base and the attraction of all-inclusive rate plans that offer larger numbers of included minutes and bundling of roaming and long distance offerings. Also included in the 2002 service revenues growth was revenues derived from the first quarter 2002 addition of a wireless handset captive insurance subsidiary. These insurance fees contributed $62 to the increase for 2002. The September 2001 consolidation of Puerto Rico wireless properties also contributed to the 2002 increase. These increases were partially offset by a decline in roaming and long distance revenues reflecting the migration of customers to regional and national rate plans and a reduction in roaming rates with major roaming partners to support all-inclusive rate plans and the formation of adventure to share infrastructure with T-Mobile USA, Inc., which reduced roaming charges to both carriers' customers.

        Segment operating revenues grew $1,362, or 31.8%, during 2001 when comparing our approximate 40% interest in Cingular to our wireless properties prior to the contribution. This increase is primarily attributable to changes in the operations between the periods and by the larger customer base created by the formation of Cingular in October 2000. On a pro forma basis, as if Cingular had been formed on January 1, 2000, revenues increased 12.8% in 2001 driven by an increase in its cellular/PCS customer base of 9.7%. Average monthly usage by customers increased during 2001, partially offset by

BELLSOUTH 2002    13

lower per minute pricing. Average monthly revenue per customer decreased in 2001, due primarily to declines in revenue received from other wireless carriers for their customers roaming on Cingular's network.

Segment operating expenses

Operational and support expenses

Operational and support expenses increased $209, or 5.4%, during 2002. Cingular's expense growth was driven by increased service costs of $257 in 2002 resulting from a rise in minutes of use, higher roaming and long distance costs driven by customer movement toward all-inclusive rate plans which include more minutes, free long distance calling, and free roaming. Minutes of use on the network were up 36% in 2002. The 2002 increase was also impacted by an increase in uncollectible expense related to a WorldCom write-off. Further impacting 2002 expense growth were higher costs attributable to higher residual and upgrade commissions, costs associated with the launch of service in New York City, costs related to the provision of handset insurance through the new captive insurance subsidiary and restructuring-related severance costs. Slightly offsetting these increases were declines in branding expenses associated with the introduction of the Cingular brand name in 2001, lower equipment costs due to slower customer growth and efficiencies attributable to greater digital usage.

        Operational and support expenses grew $727, or 23.2%, in 2001 when comparing our approximate 40% interest in Cingular to our wireless properties prior to the contribution. This increase is primarily attributable to changes in the operations between the periods and by the larger customer base created by the formation of Cingular in October 2000. On a proforma basis, as if Cingular had been formed on January 1, 2000, Cingular's expenses increased 12.0% in 2001. Cingular's expense growth was driven by increased service costs resulting from a rise in minutes of use, higher bad debt expense due to the slowing economy, higher cash expenses for marketing and advertising related to Cingular's national branding campaign and merger and integration related expenses. Cost of equipment also increased primarily due to an increase in handset purchases in order to accommodate substantial growth, coupled with a shift towards higher priced handsets.

Depreciation and amortization

Depreciation and amortization of $740 decreased $27, or 3.5%, in 2002. Depreciation expense increased $60 and was comprised primarily of increased depreciation associated with new capital assets, partially offset by a reduction in depreciation as a result of the transfer of assets to Cingular's network infrastructure venture with T-Mobile. Amortization expense decreased by $87 compared with the prior year. This was primarily attributable to the January 1, 2002 adoption of SFAS No. 142 and the resultant cessation of the amortization of goodwill and of most wireless licenses.

        Depreciation and amortization expense growth of $125 in 2001 was largely attributable to the formation of Cingular in October 2000. On a proforma basis, as if Cingular had been formed on January 1, 2000, Cingular's 2001 depreciation and amortization expense increased 5.5% over 2000, largely attributable to higher levels of gross property, plant and equipment. Depreciation expense in 2000 was favorably impacted by the lower asset base which resulted from accelerated depreciation in an equipment exchange program.

Unusual items excluded from segment net income

Unusual items which were excluded from this segment's results consisted of the following: in 2002, special items of $(56) related to impairment losses; in 2001, special items of $(47) related to pension and postretirement losses; in 2000, special items of $292 related to the gain from the redemption of AT&T from the AB Cellular partnership.

14    BELLSOUTH 2002

Latin America

The Latin America segment is comprised of our investments in wireless businesses in eleven countries in Latin America. Consolidated operations include our businesses in Argentina, Chile, Colombia, Ecuador, Nicaragua, Peru and Venezuela. All other businesses, namely investments in Brazil, Panama, Uruguay and Guatemala, are accounted for under the equity method, and accordingly their results are reported as Net earnings (losses) of equity affiliates.

        As a result of losses associated with the severe currency devaluation in Argentina, our minority partner's equity accounts were exhausted. There are no legal requirements for those partners to further support the operation and we have received indications that these partners do not intend to provide any further funding. Accordingly, we ceased allocating losses and earnings from these operations to minority interests and began to recognize 100% of the operations during 2002.

        We have an earnings sharing arrangement with the partner in our Guatemalan wireless affiliate. The arrangement is based on substantive economic rights and risks that result in cash distributions upon liquidation based on the capital account balance at the date of distribution. Beginning in the fourth quarter of 2002, we began recognizing 100% of earnings/losses of this affiliate. We are required to recognize 100% of the losses up to a limit of $75 under the agreement. Through November 30, 2002, we had recognized approximately $3 in such losses. Subsequent to our recognition of $75 in cumulative losses, earnings will be allocated based on each partner's equity ownership.

        During 2002, our Brazilian wireless affiliates began to experience significant financial difficulties that eventually led to an impairment of our investment. Because our investment and net advances to these affiliates have been reduced to zero and due to the fact we have no further commitment or intent of financial support, we ceased recognizing losses related to these operations. In the event of sale or liquidation of our investment, we will recognize cumulative translation losses as part of the gain or loss on sale or liquidation. The cumulative foreign currency translation losses related to these investments were $268 at December 31, 2002.

Also during 2002, we exited our remaining advertising and publishing operations in Latin America.

				Percent Change
	2000	2001	2002	2001 vs. 2000	2002 vs. 2001

Segment operating revenues:
Service revenues	$2,386	$2,439	$1,878	2.2	(23.0)
Equipment revenues	197	187	140	(5.1)	(25.1)
Other revenues	248	223	180	(10.1)	(19.3)
Advertising and publishing revenues	135	86	40	(36.3)	(53.5)
Total segment operating revenues	2,966	2,935	2,238	(1.0)	(23.7)
Segment operating expenses:
Operational and support expenses	2,321	2,062	1,519	(11.2)	(26.3)
Depreciation and amortization	605	605	440	0.0	(27.3)
Total segment operating expenses	2,926	2,667	1,959	(8.9)	(26.5)
Segment operating income	40	268	279	*	4.1
Net losses of equity affiliates	(45)	(36)	(10)	*	*
Segment net income/(loss)	$(158)	$(58)	$104	*	*
Segment net income/(loss) including unusual items	$(262)	$(404)	$(2,094)	*	*
Key Indicators:

Customers(1) (000s)	7,069	7,585	8,172	7.3	7.7
Average monthly revenue per customer(1)	$34	$25	$19	(26.5)	(24.0)

*Not meaningful

(1)The amounts shown are for our consolidated properties and do not include customer data for our unconsolidated properties.

BELLSOUTH 2002    15

Segment operating revenues

Segment operating revenues decreased $697, or 23.7%, in 2002 and $31, or 1.0%, in 2001. The decrease in 2002 is almost entirely attributable to the continued weakening of our Latin America operations' local currencies against the US Dollar. Significant economic challenges continue in Argentina and Venezuela, two of BellSouth's largest Latin America markets. The currency devaluations that began during the first quarter continued to worsen throughout the year. As of November 30, 2002, the Argentine Peso had devalued approximately 71 percent relative to the US Dollar and the Venezuelan Bolivar had depreciated approximately 44 percent since the beginning of 2002. We are attempting, where possible, to mitigate these negative currency impacts through price increases.

        The decreases in Argentina and Venezuela were partially offset by increases in service revenues totaling $118 at our operations in Colombia and Ecuador, attributable to growth in the customer bases of those operations.

        Other revenues relate primarily to wholesale long distance voice, data access and transport and Internet access. The decrease in 2002 relates primarily to currency fluctuations.

        Advertising and publishing revenues decreased in 2002 due to devaluation, competitive pressures and our exit of the business in 2002.

        Segment operating revenues in 2001 were negatively affected by numerous factors including:

  •
  the weakening of our Latin America operations' local currencies against the US Dollar. During 2001, the Venezuelan Bolivar devalued approximately 7% relative to the US Dollar
  •
  unfavorable changes in the interconnection agreements as well as changes in telecommunication regulation, which reduced revenues by approximately $64
  •
  decreases in equipment revenues at our operations in Venezuela and Argentina totaling $55, attributable to a reduction in gross customer additions compared to 2000
  •
  a $49 decrease in advertising and publishing revenues attributable to increased competitive and economic pressures on our operations in Brazil
  •
  the loss of $63 in revenues from BellSouth Access, a wholesale communications provider. This operation was shut down in November 2000.

These decreases were partially offset by a $189 increase in revenues from the Colombian operations that were acquired in mid-2000.

        Revenue per customer decreased in 2002 primarily due to the effect of foreign currency translation. Revenue per customer declined in 2001 primarily due to the continued expansion into lower-usage customer segments through offerings such as prepaid cellular service as well as economic and competitive pressures in the region.

Segment operating expenses

Operational and support expenses

Operational and support expenses decreased $543, or 26.3%, in 2002 and $259, or 11.2%, in 2001. The 2002 decrease is almost entirely attributable to the declining value of most Latin American currencies against the US Dollar. Reductions in expenses are also being driven by lower customer acquisition costs and targeted reductions in administrative costs. The 2001 decrease was the result of reductions in customer acquisition costs resulting from a 17.4% decline in gross customer additions and reductions in administrative costs, partially offset by increased expenses from a full year of the Colombian operations.

Depreciation and amortization

Depreciation expense decreased $86 in 2002 as a result of currency devaluations and true-ups of depreciation on network assets in Chile and Colombia. Amortization expense decreased $79 during

16    BELLSOUTH 2002

2002 primarily as a result of the cessation of amortization of goodwill due to the adoption of SFAS No. 142, and to a lesser extent, to the effect of foreign currency translation.

        Depreciation expense decreased $20 in 2001 as a result of lower depreciation in Venezuela due to a change in the useful life of network equipment effective first quarter 2001 offset by higher gross depreciable plant resulting from the continued investment in our wireless network infrastructure. Amortization expense increased $20 during 2001 as a result of the intangibles related to the acquisition of the operations in Colombia.

Net losses of equity affiliates

Net losses from our Latin America equity affiliates improved $26 to $(10) in 2002 and $9 to $(36) in 2001. The 2002 improvement was primarily due to the cessation of recording losses in our Brazil investments.

Unusual items excluded from segment net income

Unusual items which were excluded from this segment's results consisted of the following: in 2002, special items of $(2,198) related to impairment losses under SFAS No. 142, foreign currency transaction losses, Brazil loan impairment, losses on the sale of Brazilian yellow pages operation, asset impairments and severance costs, partially offset by gain on sale of stock; in 2001, special items of $(346) related to foreign currency transaction losses, asset impairments and restructuring costs, partially offset by a gain from the sale of our investment in BellSouth International Wireless Services; in 2000, special items of $(104) pertained to foreign currency transaction losses and asset impairments.

Domestic Advertising and Publishing

Our domestic advertising and publishing segment is comprised of companies in the US that publish, print, sell advertising in and perform related services concerning alphabetical and classified telephone directories and electronic product offerings.

				Percent Change
	2000	2001	2002	2001 vs. 2000	2002 vs. 2001

Segment operating revenues	$2,066	$2,091	$2,108	1.2	0.8
Segment operating expenses:
Operational and support expenses	1,011	1,039	1,180	2.8	13.6
Depreciation and amortization	28	28	27	0.0	(3.6)
Total segment operating expenses	1,039	1,067	1,207	2.7	13.1
Segment operating income	1,027	1,024	901	(0.3)	(12.0)
Segment net income	$626	$623	$547	(0.5)	(12.2)
Segment net income including unusual items	$649	$620	$430	(4.5)	(30.6)

Segment operating revenues

Segment operating revenues increased $17, or 0.8%, during 2002 and $25, or 1.2%, during 2001. Overall industry growth continued to slow in 2002 in connection with continued weak economic conditions, which resulted in $18 reduction in publishing revenues. This decline was more than offset by increases in commission revenues earned for advertising placements and electronic media offerings.

Segment operating expenses

Operational and support expenses increased $141, or 13.6%, in 2002 and $28, or 2.8%, in 2001. This increase is primarily due to higher provision for uncollectible receivables expense, which increased $181 for 2002, partially offset by lower printing and distribution costs. The higher provision was primarily

BELLSOUTH 2002    17

due to weak economic conditions and increased bankruptcies of our advertisers. The increase in 2001 is attributable to increases of $47 in the directory businesses, partially offset by $21 of lower expense related to electronic media offerings. Provision for uncollectible receivables expense was a primary driver of the increase as other costs were held in line with revenue growth.

        Depreciation and amortization remained relatively flat in both 2002 and 2001.

Accounting change

Effective January 1, 2003, we will change our method for recognizing revenues and expenses related to our directory publishing business from the issue basis method to the deferral method. Under the issue basis method, we recognize 100% of the revenues and direct expenses at the time the directories are published and delivered to end-users. Under the deferral method, revenues and direct expenses are recognized ratably over the life of the related directory, generally 12 months. The change in accounting method will be reflected in the income statement as a cumulative effect of accounting change adjustment. The result will be a one-time decrease to net income of approximately $500 during 2003. Other than this one-time adjustment, we do not expect the change in accounting to affect our annual results.

Unusual items excluded from segment net income

Unusual items which were excluded from this segment's results consisted of the following: in 2002, special items of $(117) related to an unbilled receivable adjustment, severance costs and employee benefits related to workforce reduction; in 2001, special items of $(3) related to restructuring costs; in 2000, special items of $23 related to pension gains and gain on stock sale.

All Other Businesses

All other businesses primarily consists of a captive insurance subsidiary and equity investments in wireless operations in Denmark, Israel, and our former operations in Germany.

				Percent Change
	2000	2001	2002	2001 vs. 2000	2002 vs. 2001

Segment operating revenues	$103	$140	$99	35.9	(29.3)
Segment operating expenses	79	113	58	43.0	(48.7)
Segment operating income	24	27	41	12.5	51.9
Net earnings of equity affiliates	40	4	49	*	*
Segment net income	$49	$31	$70	(36.7)	125.8
Segment net income including unusual items	$117	$50	$927	*	*

        *Not meaningful

18    BELLSOUTH 2002

Segment Operating Results

Revenues and expenses were derived primarily from the sale of insurance on customer premises equipment and amortization of deferred revenues related to a transaction with Crown Castle to monetize wireless towers in 1999. The decrease in operating revenues and expenses is attributable to the discontinuance of sales of insurance on wireless handsets effective first quarter 2002. In addition, revenues for 2000 included revenues from wireless data operations in Belgium, the Netherlands and the United Kingdom which were sold in mid-2000.

        Net earnings of equity affiliates increased $45 in 2002. The increase was attributable to the cessation of recording losses related to E-Plus subsequent to its sale.

        During 2002, we exchanged our 22.51% stake in E-Plus for 234.7 million shares of Royal KPN N.V. (KPN), representing 9.42% of KPN's outstanding shares. We subsequently sold these shares and surrendered our existing warrant on KPN shares and our exchange rights with regard to KPN Mobile. Net earnings of equity affiliates declined $36 in 2001. The decline was attributable to the German operations, partially offset by higher income from the operations in Denmark and Israel.

        During 2001, we sold a 24.5% ownership interest in SkyCell, an Indian wireless venture.

Unusual items excluded from segment net income

Unusual items which were excluded from this segment's results consisted of the following: in 2002, special items of $857 related to a gain on the conversion of E-Plus and sale of KPN stock; in 2001, special items of $19 related to a gain from the sale of our investment in SkyCell; in 2000, special items of $68 related to a gain from the restructuring of the investment in E-Plus.

Liquidity and Financial Condition
Net cash provided by (used for):

				Percent Change
	2000	2001	2002	2001 vs. 2000	2002 vs. 2001

Operating activities	$8,590	$7,998	$8,246	(6.9)	3.1
Investing activities	$(9,303)	$(7,039)	$(1,707)	24.3	75.7
Financing activities	$487	$(1,428)	$(4,649)	*	*

        *Not meaningful

Net cash provided by operating activities

Cash generated by operations increased $248 during 2002 and decreased $592 during 2001. The increase in 2002 was driven primarily by positive working capital changes, offset to some extent by lower cash generated from operations attributable to negative growth and margin contraction.

        The decrease in 2001 was driven primarily by the contribution of our domestic wireless operations to the Cingular joint venture in 2000. Those operations, which were contributed in October 2000, generated total operating cash flow of $892 during the first three quarters of 2000. This decrease was partially offset by favorable timing of tax and other payments and other working capital changes supporting operations.

Net cash used for investing activities

Capital expenditures

Capital expenditures consist primarily of (a) gross additions to property, plant and equipment having an estimated service life of one year or more, plus the incidental costs of preparing the asset for its intended use, and (b) gross additions to capitalized software.

BELLSOUTH 2002    19

        Total investment in property, plant and equipment has increased from $54 billion at January 1, 1998 to $64 billion at December 31, 2002, not including deductions for accumulated depreciation. During this period, significant additions to property, plant and equipment were required to meet the growing demand for telecommunications services and to continually modernize and improve such services to meet competitive demands. However, during late 2001 and 2002 demand decreased significantly. Although current demand is down, we project continued population and economic expansion in certain growth centers within our nine-state area during the next five to ten years. In addition, we'll continue to make investments in our international markets to transition technology for our wireless networks and to support customer growth.

        Our capital expenditures for 1998 through 2002 were as follows:

Millions

1998	$5,212
1999	$6,200
2000	$6,995
2001	$5,997
2002	$3,785

        Decreases in capital spending levels in 2002 reflect continued decreases in demand. We project 2003 capital expenditures to be less than 2002 levels. A majority of the expenditures will be to expand, enhance and modernize current wireline operating systems.

        We expect expenditures for 2003 to be financed substantially through internal sources and, to the extent necessary, from external financing sources.

Other investing activities

Other 2002 investing activities include receipt of $2,358 in proceeds from the sale of shares in Qwest, KPN and portions of our investment in Telecentro Oeste Celular Participacoes SA (TCO) as well as proceeds from a principal payment related to a loan to KPN.

        In addition, we contributed a total of $309 to equity affiliates, including $200 to Cingular and $94 to Brazil. The Cingular contribution indirectly related to income tax benefits received associated with our investment in Cingular. We do not anticipate any additional capital contributions to Cingular in the foreseeable future.

        During 2001, we advanced $1,850 to E-Plus via demand notes that replaced previously guaranteed debt, invested $279 in loan participation agreements related to our Colombian operations and invested approximately $105 in our Brazilian wireless affiliates. We also generated approximately $1,100 from the sale of a portion of our investment in Qwest common stock.

Net cash provided by (used for) financing activities

The increase in cash used for financing activities during 2002 compared to 2001 reflects substantial debt pay downs during 2002. We utilized cash from operations to reduce our short-term borrowings by $1,408 and long-term notes by $1,223. This includes early extinguishment of $1,120 in long-term debt, which resulted in a loss on extinguishment of $40.

        During 2001 and 2000, we refinanced a portion of our short-term commercial paper borrowings with proceeds from the issuance of long-term debt. These transactions allowed us to take advantage of favorable long-term interest rates, lengthen the average maturity of our debt and ensure that our refinancing risk is reasonably balanced. In addition, lower commercial paper borrowings reduce the need for back-up lines of credit and related costs.

Our 2001 debt issuances included:

  •
  $1,000 of 5% Notes due 2006
  •
  $1,000 of 6% Notes due 2011

20    BELLSOUTH 2002

  •
  $ 750 of 6 7/8% Notes due 2031
  •
  $1,000 of variable rate 20-put-1 Securities due 2021 (current rate 4.11%).

The first three issues provide for interest payments on a semi-annual basis. The 20-put-1 Securities provide for an annual interest payment. None of these issues contain financial covenants that could require early repayment of the debt. The 20-put-1 Securities contain a mandatory put option and a call option which is discussed in the section titled "Anticipated sources and uses of funds" below.

        Also during 2002, we paid dividends of $.78 per share totaling $1,460 and purchased 22.3 million shares of our common stock in the open market for approximately $591. Dividends paid in 2001 and 2000 were $.76 per share in both years, totaling $1,424 and $1,427, respectively.

        Our debt to total capitalization ratio of 49.2% at December 31, 2002 decreased from 51.7% at December 31, 2001 reflecting the $2.6 billion debt pay down for both short-term and long-term notes noted above.

Anticipated sources and uses of funds

Cash flows from operations are our primary source of cash for funding existing operations, capital expenditures, debt interest and principal payments, and dividend payments to shareholders. Should the need arise, however, we believe we are well positioned to raise capital in the public debt markets.

        At December 31, 2002, our long-term debt rating was Aa3 from Moody's Investor Service and A+ from Standard and Poor's. Our short-term credit rating at December 31, 2002 was P-1 from Moody's and A-1 from Standard and Poor's. Our authorized commercial paper program is $8.0 billion, but only $1.9 billion was outstanding at the end of 2002. We believe we have ready access to the commercial paper market in the event funding in excess of our operating cash flows is needed. Furthermore, we have $2.0 billion in unused committed back-up lines of credit available in case we are unable to access the commercial paper market. Each facility differs in exact terms but there are no significant covenants, commitment fees or requirements for compensating balances associated with any line of credit. We do not have any balances outstanding under any of the referenced back-up lines. We also have a registration statement on file with the SEC under which $2.3 billion of long-term debt securities could be issued.

        The majority of our operating cash flow is generated by our Communications Group and Domestic Advertising and Publishing segments. These segments generate sufficient cash flow to both cover their operating, investing and financing needs and provide excess cash to the corporate parent for corporate uses. The Latin America group typically generates sufficient cash to meet its operating and investing needs. As discussed below, however, some of the operations within this segment may experience financing needs for the purchase of additional ownership interests or to meet debt payments that will require funding from other financing sources. The Domestic Wireless segment, which consists entirely of our equity investment in Cingular, does not rely on BellSouth for funding; Cingular generates sufficient cash flow to meet its operating, investing and financing needs through its own operations or through its own financing activities.

        While current liabilities exceed current assets, our sources of funds—primarily from operations and, to the extent necessary, from readily available external financing arrangements—are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the needs of our business, including planned capital expenditures, dividend payments to shareholders and current maturities of long-term debt for the foreseeable future. Certain non-recurring events, described below, may absorb additional cash resources.

BELLSOUTH 2002    21

Debt and equity put options

Several issues of long-term debt contain embedded options which may require us to repurchase the debt or which alter the interest rate associated with that debt. Those issues, their amounts and the date of the related options, are as follows:

Issue	Amount	Date of Put Option

20-put-1 Securities	$1,000	Annually beginning April 2002
Extendible Liquidity Securities	1,800	Quarterly beginning December 2000

The 20-put-1 Securities carry a mandatory put option held by the investor (the investor could require us to repurchase the securities) and a call option that is held by a third party (the third party could require the investor to sell the securities to the third party). If the call option is not exercised on these securities, we are required to repurchase the debt. If the call option on the 20-put-1 Securities is exercised, they will be remarketed at the strike rate of 4.137% plus our then-current 1-year credit spread. The extendible liquidity securities maybe extended quarterly from a 10-month maturity to a thirteen-month maturity by the holders of the notes but will not extend later than January 2006. The extendible liquidity securities bear interest at the three-month LIBOR, plus or minus a spread ranging from minus 0.02% to plus 0.06%.

        We own approximately 78% of Telcel, our Venezuelan operation. Telcel's other major shareholder holds an indirect 21% interest in Telcel. Under a Stock Purchase Agreement, that shareholder has the right to require us to purchase (the puts), and we have the right to require that shareholder to sell (the calls) to us, approximately half of that shareholder's interest in Telcel in 2000 and the remaining balance in 2002. If we exercise our call right, we would purchase that shareholder's interest at between 100% and 120% of its appraised fair value. If the shareholder elects to require us to purchase the interest, we would do so at between 80% and 100% of its appraised fair value. In 2000, the shareholder initiated a process for appraising the value of its interest in Telcel, but the process was not completed. We are currently in arbitration with our partner in which each of us and our partner have alleged breaches by the other of the Stock Purchase Agreement and ancillary agreements, along with related claims. At this time we are unable to predict the outcome of this arbitration and, therefore, cannot determine the financial implications of this matter. We cannot determine who will exercise their rights under the agreement, or the amount if exercised.

        We own approximately 66% of BellSouth Colombia. Our partner holds the remaining 34%. We have agreed with our partner to a series of related put and call agreements where by we can acquire, or could be compelled by our partner to acquire, additional shares of the company, up to the partner's entire interest, at a price approximately equal to appraised fair value. Our partner currently has the right to put to us approximately one-half of his 34% interest in the Colombian operation. The put expires in June 2005. The remaining balance can be put to us beginning in 2006 until 2009. Our first call option for up to a number of shares currently equal to approximately10.5% of BellSouth Colombia's outstanding common stock is first exercisable in December 2003. We cannot determine who will exercise their rights under the agreement, or the amount if exercised.

        Other events that may require additional cash resources are discussed below under "Operating Environment and Trends of the Business—Latin America Economic Trends."

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Off-Balance Sheet Arrangements

We have guaranteed approximately $30 of the long-term debt of our Guatemalan entity. We own 60% of that company and we account for it using the equity method.

22    BELLSOUTH 2002

        In most of our sale and divestiture transactions we indemnify the purchaser for various items including labor and general litigation as well as certain tax matters. The nature and terms of these types of indemnities vary by transaction. Generally, the terms last three to five years for general and specific indemnities and for the statutory review periods for tax matters.

        The events or circumstances that would require us to perform under the indemnity are transaction and circumstance specific. Historically, we have not incurred significant costs related to performance under these types of indemnities. At December 31, 2002, we estimate the aggregate maximum amount of potential payments under these types of indemnities to be approximately $300. Approximately $35 is carried as a liability in our consolidated balance sheet related to potential claims under these types of indemnities at December 31, 2002.

        We do not have transactions, arrangements or relationships with "special purpose" entities, and we do not have any off-balance sheet debt.

Contractual obligations
The following table discloses aggregate information about our contractual obligations and the periods in which payments are due:

	Payments Due by Period

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years

Debt maturing within 1 year	$5,114	$5,114	$—	$—	$—
Long-term debt	12,586	—	3,487	598	8,501
Operating leases	721	117	298	64	242
Unconditional purchase obligations[1]	4,053	772	1,976	1,305	—
Interest rate swaps[2]	(111)	—	(111)	—	—
Currency swaps	(263)	(83)	(180)	—	—
Total contractual cash obligations	$22,100	$5,920	$5,470	$1,967	$8,743

1The total unconditional purchase obligation includes $381 related to agreements with Qwest and Nortel that do not stipulate annual minimum purchases. The agreement with Qwest expires in 2006 and the Nortel agreement expires in 2003.

2The amounts due for the interest rate swaps and forward contracts are based on market valuations at December 31, 2002. Actual payments, if any, may differ at settlement date.

Related party transactions

We own an approximate 40% interest in Cingular. We generated revenues of approximately $386 in 2002 and $304 in 2001 from the provision of local interconnect, long distance and complex business services to Cingular and agent commissions from Cingular. We also earned $284 in 2002, $287 in 2001 and $72 in 2000 from interest income on advances to Cingular.

        In October 2000, we entered into a transition services agreement with Cingular, pursuant to which we provide transition services and products for a limited period of time. The services we provided included government and regulatory affairs, finance, compensation and benefit accounting, human resources, internal audit, risk management, legal, security and tax. The services we provided terminated prior to December 31, 2002. The fees were determined based on the cost of providing the level of service expected to be provided at the time we entered into the agreements.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes, changes in equity investment prices and foreign currency exchange rate fluctuations. To manage this exposure, we employ risk management strategies including the use of derivatives such as interest rate swap agreements, foreign currency forwards and currency swap agreements. We do not hold derivatives for trading purposes.

BELLSOUTH 2002    23

Interest Rate Risk

Our objective in managing interest rate risk is to maintain a balance of fixed and variable rate debt that will lower our overall borrowing costs within reasonable risk parameters. Interest rate swaps are used to convert a portion of our debt portfolio from a variable rate to a fixed rate or from a fixed rate to a variable rate.

Foreign Currency Translation

The functional currency for most of our foreign operations is the local currency. The translation of income statement and balance sheet amounts of these entities into US Dollars gives rise to cumulative translation adjustments, which are included in accumulated other comprehensive income (loss) in our consolidated statements of shareholders' equity and comprehensive income. We have not hedged our accounting translation exposure to foreign currency fluctuations relative to these investments.

Foreign Exchange Risk

Our objective in managing foreign exchange risk is to protect against cash flow and earnings volatility resulting from changes in foreign exchange rates. Short-term foreign currency transactions and commitments expose us to changes in foreign exchange rates. We occasionally enter into forward contracts and similar instruments to mitigate the potential impacts of such risks. The success of these strategies, however, depends on many factors and, as a result, such hedging maybe ineffective.

        Several of our foreign operations hold US Dollar–denominated debt and recognize foreign currency gains or losses based on movements in the exchange rate between the US Dollar and local currencies. The amount of US Dollar–denominated debt for consolidated entities at November 30, 2002, is $1,312. See "Operating Environment and Trends of the Business—Foreign Risks."

Risk Sensitivity

Our use of derivative financial instruments is designed to mitigate foreign currency and interest rate risks, although to some extent they expose us to credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counter parties. In the event that a counter party fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential and not the full notional or contract amount. Such contracts and agreements have been executed with credit worthy financial institutions, and as such, we consider the risk of nonperformance to be remote.

The following table provides information, by maturity date, about our interest rate sensitive financial instruments, which consist of fixed and variable rate debt obligations and includes the debt of our consolidated Latin America operations. Fair values for the majority of our long-term debt obligations are based on quotes from dealers.

	2003	2004	2005	2006	2007	Thereafter	Total Recorded Amount	Fair Value

Debt:
Fixed rate debt	$3,740	$204	$389	$1,006	—	$8,795	$14,134	$15,346
Average interest rate	4.65%	6.73%	9.58%	5.08%	—	6.83%
Variable rate debt	$1,375	$331	$442	$1,115	—	—	$3,263	$2,913
Average interest rate	2.24%	4.50%	3.18%	2.34%	—	—

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Proportional Debt

Our consolidated debt at December 31, 2002 was $17,397 representing the debt of all consolidated subsidiaries. We have minority partners in various consolidated wireless properties as well as significant investments in other wireless properties that are not consolidated for accounting purposes due to the fact that we do not exercise control over those operations. The following table presents our proportionate share of total debt for all of our investments—adjusting our share of debt in each of our consolidated subsidiaries or equity method investments based on ownership percentages.

Consolidated debt	$17,397

Less: debt attributable to minority partners	(331)
Plus: debt associated with unconsolidated investments (excluding shareholder loans)	1,564
Proportional debt	$18,630

Debt attributable to minority partners represents our minority partners' share of external debt included in our consolidated balance sheet at December 31, 2002.

        Debt associated with unconsolidated investments relates primarily to our interest in Cingular. This is non-recourse debt. The table excludes debt of $643 attributable to our Brazilian wireless affiliates because we have no further commitment to support those operations and are currently exploring various options, including the sale of these investments.

Operating Environment and Trends of the Business

Domestic Economic Trends

On average, the economy of the nine-state region tends to closely track the US economy. Real gross domestic product (GDP) in 2002 was not strong enough to lift employment in the nation or our region. GDP growth for 2002 is estimate data 2.4 percent average annual rate. The 2002 GDP grew compared to the 2001 GDP, but was below the economy's potential growth rate and was driven largely by consumer and governmental spending, and by restocking of inventories. Business fixed spending is projected to rise in 2003, lifting GDP growth to 3.2 percent.

        We believe real personal income growth in the nine-state region averaged 2.5 percent in 2002 and is expected to average 3.9 percent in 2003. Employment in the region, which has been closely correlated with various measures of our business performance in the past, did not grow in 2002, but is forecasted to increase 2 percent in 2003. Residential construction activity, which did not slump in the recession, is expected to remain at a strong pace in 2003. Housing starts are predicted to top 450 thousand in 2003. Historically, our business has generally followed the timing of the cycle in the overall economy, so we expect to see signs of recovery in our operations as the pace of economic activity improves during 2003.

Domestic Telecommunications Industry Trends

The domestic telecommunications industry continues to be negatively affected by the combination of excess capacity, reduced capital spending, technology migration and diminished investor confidence. These issues translate to reduced revenues and earnings and widespread layoffs and bankruptcies. The convergence of these factors has the potential to adversely affect the overall economy's growth and productivity in both the short and long-term.

        Specifically, the regional Bell operating companies continue to be adversely affected by economic weakness, technology substitution, competition and regulatory burdens. In addition, smaller telecommunications competitors continue to declare bankruptcy at alarming rates, raising questions about the ability of the newly bankrupt companies to pay their obligations and their business models if they re-emerge from bankruptcy with significantly less leverage. Technology substitution from wireless services, DSL and cable telephony is expected to continue for the foreseeable future. Further, CLECs

BELLSOUTH 2002    25

continue to use UNE-P as an alternative to facilities deployment, significantly reducing their costs. The widespread use of UNE-P enables competitive local exchange carriers to offer lower priced services, enabling them to gain market share. Meanwhile, the obligation to provide competitors with access to facilities under UNE-P significantly reduces the revenue and margins of the regional Bell operating companies. The FCC is considering the effects of UNE-P pricing and availability in the triennial review of its policies on unbundled network elements. The FCC announced decisions in that proceeding on February 20, 2003, but has not yet issued the required order and rules that provide the legal content of the decisions. We believe the ability to offer long distance services gives us product parity to influence customer retention and reacquisition but will do little to offset the reduced margin effects of current UNE-P pricing. See "—Regulatory Developments" below.

        Over the next 12 to 24 months, we expect to see continued growth in our DSL subscribers and a significant increase in our long-distance subscriber base as we offer long distance in all of our nine states.

        In the domestic wireless area, increasing competition and market saturation will likely cause the increase in subscribers to continue to slow in comparison to historical growth rates. It is widely anticipated that the wireless communications industry could experience further consolidation. However, it is difficult to predict how any such consolidation would affect Cingular's financial condition.

Other Matters in the Domestic Business

Supra Telecom, a local service provider in Florida, leases over 250 thousand access lines on a UNE and resale basis. We have been involved in numerous legal proceedings during the last two years with this customer regarding payment for services. In October 2002, Suprafiled for bankruptcy protection. For the period January 2002 through its bankruptcy, we did not recognize revenue for services rendered to this customer, as collectibility of the receivable was not probable. Receivables recorded prior to that time are completely reserved. In November 2002, the bankruptcy court ordered Supra to pay us for services rendered on a weekly basis. We are currently recognizing revenue as earned. There is no unrecognized financial exposure related to this customer.

        We have contractual arrangements with WorldCom, Inc. and/or its subsidiaries related to interconnection of our networks, provision of telecommunication services and purchase of WorldCom's accounts receivables in connection with a billing and collection agreement. Monthly billings to WorldCom are approximately $65 while monthly payables under the billing and collection agreement are approximately $45.

        On July 21, 2002, WorldCom and certain of its subsidiary corporations filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. The Bankruptcy Code entitles a debtor to accept or reject "executory" contracts, that is contracts where some future act remains to be done, as in the case of many of our arrangements with WorldCom. A party to a rejected contract maybe entitled to damages from the debtor for breach of contract. However, such a claim would likely be an unsecured claim.

        No assurance can be given that WorldCom will pay us on a timely basis, or whether WorldCom will accept, reject or request to renegotiate our existing contracts, or whether we will be successful in asserting any rights of set-off against amounts due to us from WorldCom. Should WorldCom reject certain of our contracts, the impact could be material to operating results if we are unable to substitute the revenue stream with another customer and utilize the underlying assets.

Pension and Post-Retirement Medical Costs

The decline in equity markets in recent years coupled with record low interest rates and rising medical costs have negatively impacted companies with defined benefit pension and post-retirement medical plans. These factors have decreased plan assets that are available to pay plan benefits at the same time the cost of providing the benefits has increased. We used a discount rate of 6.75% in valuing our December 31, 2002 benefit obligations and we have decreased our long-term expected return on assets

26    BELLSOUTH 2002

assumption to 8.5% beginning in 2003. These declines in the market, low interest rates and rising medical costs will result in net pension and post-retirement expense in 2003 versus expense credits in 2002. The year-over-year impact is an increase to expenses of approximately $400. The majority of the increase in expense will be reflected in the Communications Group segment. Although difficult to predict because of the relation to market performance, we do not anticipate any cash funding needs to meet minimum required funding thresholds.

Regulatory Developments

The FCC regulates rates and other aspects of carriers' provision of interstate (across states) telecommunications services while state regulatory commissions have jurisdiction over carriers' provision of intrastate (within states) telecommunications services. Our future operations and financial results will be substantially influenced by developments in a number of federal and state regulatory proceedings. Adverse results in these proceedings could materially affect our revenues, expenses and ability to compete effectively against other telecommunications carriers.

        Price Regulation. The FCC regulates interstate prices using a price regulation plan, which limits aggregate price changes to the rate of inflation, minus a productivity offset, plus or minus other cost changes recognized by the FCC. The productivity factor can vary among services. Interstate prices have been decreasing over the last few years as a result of low inflation in the US economy.

        Our intrastate prices are regulated under price regulation plans provided by statute or approved by state public service commissions. Under these plans, the state regulatory commissions or state legislatures have established maximum prices that can be charged for certain telecommunication services. While such plans limit the amount of increases in prices for specified services, they enhance our ability to adjust prices and service options to respond more effectively to changing market conditions and competition. Price regulation also provides an opportunity to benefit more fully from productivity enhancements. The majority of these plans have limitations on raising prices for basic local exchange services during the early years with provisions for inflation-based price increases in later years.

        While some plans are not subject to either review or renewal, other plans contain specified termination dates and/or review periods. A review of the North Carolina plan is in process, and a hearing is scheduled for second quarter 2003. We expect that the plans in Louisiana and Kentucky will be reviewed during 2003. Upon review or renewal, a regulatory commission could require substantial modifications to prices and other terms of these plans.

        Beginning in 1996, we operated under a price regulation plan approved by the South Carolina Public Service Commission under existing state laws. In April 1999, however, the South Carolina Supreme Court invalidated this price regulation plan. In July 1999, we elected to be regulated under a new state statute, adopted subsequent to the Commission's approval of the earlier plan. The new statute allows telephone companies in South Carolina to operate under price regulation without obtaining approval from the Commission. The election became effective during August 1999. The South Carolina Consumer Advocate petitioned the Commission seeking review of the level of our earnings during the 1996-1998 period when we operated under the subsequently in validated price regulation plan. The Commission voted to dismiss the petition in November 1999 and issued orders confirming the vote in February and June of 2000. In July 2000, the Consumer Advocate appealed the Commission's dismissal of the petition. If the Consumer Advocate prevails, the case could be remanded to the South Carolina PSC which could, after considering evidence, order material refunds to customers in South Carolina. At this time, we are unable to determine the impact, if any, this litigation may have on future earnings.

        Access Charge Reform. Federal policies implemented by the FCC have strongly favored access reform, whereby the historical subsidy for local service that is contained in net-work access charges paid by long distance carriers is funded instead by the end-user, by universal service funds, or both.

BELLSOUTH 2002    27

        A principal mechanism for implementation of access reform is a May 2000 FCC order, referred to as the CALLS order, designed to result in lower consumer prices for long distance service by reforming the way in which access costs are recovered. The order applies to all local exchange carriers operating under price caps, and as such covers BellSouth. The order reduces the productivity factor to 0.0% for products that meet price targets as specified in the order. Although the order reduces the access charges paid to BellSouth by other carriers, we are able to increase subscriber line charges paid by residential and single-line business customers each year through 2003. Any increases which we request after July 2001 are subject to a cost review. In December 2001, the FCC began a cost review associated with a $1.00 increase in the residential and single-line business subscriber line charge that took effect July 1, 2002. We made a corresponding decrease in the charges paid by carriers.

        On April 27, 2001, the FCC released a Notice of Proposed Rulemaking that commences a broad inquiry that will begin a fundamental examination of all forms of intercarrier compensation-payments among telecommunications carriers resulting from their interconnecting networks. In general, there are two broad classes of intercarrier compensation: (1) reciprocal compensation that applies to local calls; and (2) access charges that apply to long distance calls. The objective of the Notice of Proposed Rule making is to examine the existing rules pertaining to intercarrier compensation and explore alternative forms of intercarrier compensation. This proceeding could lead to permanent changes in the compensation that BellSouth currently receives from other carriers and its end-user customers. One alternative under consideration is "bill and keep," a policy that requires carriers to exchange traffic freely with each other and to recover from end-user customers the costs of originating and terminating traffic. Either in this proceeding or in a separate proceeding, the FCC will reconsider its methodology and rates for reciprocal compensation. Its previous rules on reciprocal compensation were remanded for reconsideration in the second quarter of 2002. Its previous rules and rates remain in effect while being reconsidered. A change in the reciprocal compensation rules could cause an adverse effect on our expenses.

        The FCC has considerable authority to establish policies for pricing and terms of local interconnection that had once been considered the exclusive jurisdiction of the state regulatory authorities. We expect the FCC to continue policies that promote local service competition. In addition, there are other aspects of access charges and universal service fund contribution requirements that continue to be considered by the state and federal regulatory commissions that could result in greater expense levels or reduced revenues.

        Universal Service. Historically, network access charges paid by other carriers were set at levels that subsidized the cost of providing local residential service. The Telecommunications Act of 1996 requires that the FCC identify and remove the historical implicit local service subsidy from network access rates, arrange for a universal service fund to ensure the continuation of service to high-cost, low-income service areas and develop the arrangements for payments into that fund by all carriers. The FCC's universal service order established funding mechanisms for high-cost and low-income service areas. We began contributing to the new funds in 1998 and are recovering our contributions through increased interstate charges to retail end-users. We are receiving support for service to residents in Alabama, Kentucky and Mississippi.

        FCC Interconnection Order. In connection with the requirements of the Telecommunications Act of 1996, the FCC has adopted rules governing interconnection and related matters. The FCC has jurisdiction to set pricing standards for certain interconnection services between incumbent carriers and other carriers to be implemented by the state commissions. In December 2001, the FCC commenced a review of its policies concerning unbundled network elements. A District of Columbia Circuit Court of Appeals decision that vacated rules adopted in 1999 was received during the proceeding, and the FCC asked the Court to delay effectiveness of the Court's decision so it could be considered during the review. On February 20, 2003, the FCC announced decisions in the Triennial Review proceeding, but it has not yet released the required order or new rules concerning unbundled elements. We will not know the content of the new policies until the order and rules are released. The announcement indicated

28    BELLSOUTH 2002

that the new rules, when issued, would ask or require states to apply FCC guidelines to determine the existence and scope of the switching and transport elements. The announcement also indicated that the new policies would exempt certain facilities used to provide broadband services from unbundling requirements, and would terminate, over three years, the requirement to provide line sharing, a service that permits competitors to use the high frequency portion of our lines to provide Internet access services. The announcement also indicates that the FCC will revise the depreciation and cost of capital components of the pricing policy for unbundled elements. We will review the order and rules when they are released, and we expect most of the decisions to be challenged in future court proceedings. If the rules or FCC or state decisions pursuant to the rules require us to increase the number or scope of elements we must provide, or if the rules or FCC or state decisions allow competitors greater ability to substitute unbundled elements for special access services, or contain other negative decisions, we could experience a material adverse effect on revenues and results of operations.

        Other State Regulatory Matters. In each of our states, we are subject to performance measurement plans that measure our service performance to competitors against certain benchmarks and our own retail performance. When we do not meet the relevant standards, we make payments to the competitors or the State's treasury. In some states, if we continuously fail to meet certain criteria, we also would suspend our marketing and sale of long distance services. We made payments in all states in 2002, and likely will make payments in 2003. The plans are reviewed regularly for necessary changes.

        We are involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact our operating results and prospects. See Note O to our consolidated financial statements.

Latin America Economic Trends

The Latin America economies have been affected by negative economic and difficult political conditions. Much of this can be attributed to currency devaluations and sharp recessions in Argentina, Uruguay and Venezuela and weak global demand for the region's exports. We are restricting new investment in the region and have expectations that the Latin America group can fund its financial needs from the group's operating cash flows. In addition, we do not expect to enter into additional, or increase existing, debt guarantees.

        In the wake of its financial crisis, Argentina's economy contracted sharply in 2002, perhaps as much as 12.5%. Venezuela's economy contracted an estimated 6.4% in 2002 due to the currency devaluation. Currency depreciation and inflation accelerated in early 2003, and exchange controls are now in effect. Delayed economic recovery is indefinite due to current political turmoil and civil unrest. Colombia's civil war remains a drain on its economy, keeping confidence low and both money and human capital flowing out of the country. Real GDP growth in 2002 is estimated to be 1.4% and is expected to grow 2.2% in 2003.

        In the Latin America group companies, our overall penetration of wireless services is 5.1%. As we increase penetration into lower socio-economic groups, revenue per customer declines. We are responding to these trends by seeking new sources of revenue growth and by attempting to increase the profitability of customers from lower socio-economic groups.

        BellSouth's Latin America business has three major regional competitors-America Movil, Telefonica Moviles and Telecom Italia Mobile. It is likely that these three major players will increase their share by acquisition. We have four competitors in Argentina, three competitors in Venezuela, Chile, Peru and Guatemala and two competitors in Colombia, with a new competitor expected to enter, and one competitor in Ecuador, Panama and Uruguay, with a new competitor expected to enter in each case, and one competitor in Nicaragua.

BELLSOUTH 2002    29

        The following table presents our investments in, and related commitments for our four largest operations in Latin America at the end of 2001 and 2002.

	Book Investment		Advances to Subsidiary			External Debt(a)

	2001	2002	2001	2002		2001	2002

Brazil(b)	$(60)	$—	$375	$—		$853	$—
Argentina	379	(233)	—	—		306	317
Venezuela	1,334	1,171	—	—		97	18
Colombia	701	665	279	279	(c)	509	292

	$2,354	$1,603	$654	$279		$1,765	$627

(a)Represents BellSouth's proportionate share of each operation's non-shareholder related debt. All debt is non-recourse.

(b)We continued to record losses for our Brazil operations during 2002 until the sum of our investment in and advances to these operations equaled zero. Our proportionate share of external debt at these operations of $643 at December 31, 2002 is excluded from this table.

(c)Represents a loan participation agreement with a third party.

        Argentina. In Argentina, we own a 65% interest in CRM, a wireless communications company, which we consolidate in our financial statements. In January 2002, the Argentine government announced economic reforms, including a devaluation of its national currency, the Argentine Peso. The Argentine Peso has lost over 71% of its value as compared to the US Dollar during 2002. Based on the net monetary position of CRM, we recorded foreign currency transaction losses of $683 during 2002. We are recording a valuation allowance on the net operating loss benefits due to a potentially limited tax carry-forward period in Argentina.

        As a result of the cumulative devaluation, CRM is in default on $490 of its US Dollar-denominated debt. The debt is classified as current in our consolidated December 31, 2002 balance sheet. This debt is non-recourse to BellSouth. CRM is currently working with lenders to resolve this matter. However, there can be no assurance that this debt can be successfully refinanced. The devaluation, the resulting new laws and regulations instituted and political issues make it difficult to anticipate the long-term impacts of the economic situation in Argentina.

        Venezuela. In Venezuela, we own a 78.2% interest in Telcel, a wireless communications company, which we consolidate in our financial statements. In February 2002, the Venezuelan government let the Bolivar float freely. The Bolivar has devalued approximately 44% since the beginning of our fiscal period 2002. Based on Telcel's net monetary position, we recorded foreign currency transaction gains of $89 in 2002. In addition, Venezuela is no longer considered a hyperinflationary economy, which resulted in a change in the functional currency from the US Dollar to the Bolivar. As a result, the remeasurement of assets and liabilities is reflected as a foreign currency translation adjustment in the other comprehensive income portion of shareholders' equity.

        In January 2003, Venezuela's central bank halted foreign exchange trading to stem capital flight during a seven-week-old opposition strike to the President. Venezuela's local Bolivar currency has lost nearly a third of its value against the US Dollar since the strike against the President began on December 2, 2002. In February 2003, Venezuela's central bank fixed the Bolivar's exchange rate at 1,596 Bolivarto the US Dollar. Because of the net monetary position of this entity, depreciation of the Bolivar results in foreign currency transaction gains being recognized in the income statement. The depreciation of the Bolivar, however, will have the effect of lowering both local currency revenues and expenses when translated into the US Dollar for financial reporting purposes. In addition, inflation in Venezuela is increasing at a significant rate, which absent price increases, could negatively affect our earnings. If the three-year cumulative inflation rate exceeds 100%, the economy will be considered hyper inflationary resulting in a requirement to change the functional currency to the US Dollar.

        Brazil. In March 2002, BCP, one of our Brazilian investments, defaulted on a $375 principal payment, causing a default on an additional $1.0 billion of debt. We continue to discuss alternatives

30    BELLSOUTH 2002

with our principal partner and BCP's lenders. The parties have not reached any agreement to date. There can be no assurance that an agreement will be reached. In addition, BSE, another of our Brazilian investments, is experiencing difficulties in meeting its debt obligations from its operating cash flows. We are pursuing options, including the sale of these companies. There can be no assurance that an agreement with our principal partner and these companies' lenders will be reached or that the properties will be sold.

Foreign Risks

Our reporting currency is the US Dollar. However, most of our Latin America revenues are generated in the currencies of the countries in which we operate. In addition, many of our operations and equity investees hold US Dollar-denominated short- and long-term debt. The currencies of many Latin America countries have experienced substantial volatility and depreciation. Declines in the value of the local currencies in which we are paid relative to the US Dollar will cause local currency-denominated revenues and expenses to decrease in US Dollar terms and dollar-denominated assets and liabilities, as well as interest expense, to increase in local currency terms. Where we consider it to be economically feasible, we attempt to limit our exposure to exchange rate fluctuations by using foreign currency forward exchange contracts or similar instruments as a vehicle for hedging; however, a substantial amount of our exposures are unhedged.

        The impact of a devaluation or depreciating currency on an entity depends on the residual effect on the local economy and the ability of an entity to raise prices and/or reduce expenses. Our ability to raise prices is limited in many instances by government regulation of tariff rates and competitive constraints. Where our local operations have borrowed in US Dollars, a significant devaluation substantially increases the costs in the local currency, in which our operations generally earn revenues, of servicing and repaying such loans in dollars. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot quantify the anticipated effect of exchange rate fluctuations on our business.

        Economic, social and political conditions in Latin America are, in some countries, unfavorable and volatile, which have adversely affected our operations. These conditions are making it difficult for us to continue development of our business, generate revenues or achieve or sustain profitability in some countries, and could have this effect throughout the region. Historically, recessions and volatility have been primarily caused by: monetary, exchange rate and/or fiscal policies; currency devaluations; significant governmental influence over many aspects of local economies; political and economic instability; unexpected changes in regulatory requirements; social unrest or violence; slow or negative economic growth; imposition of trade barriers; and wage and price controls. Our Latin America business has been materially adversely affected by the recent political and economic crises in Argentina, Brazil and Venezuela. Other operations in the region could be materially adversely affected if these crises spread to other Latin America countries.

        Most or all of these factors have occurred at various times in the last two decades in our core Latin America markets. We have no control over these matters. Economic conditions in Latin America are generally less attractive than those in the US, and poor social, political and economic conditions may limit use of our services which may adversely impact our business.

        For a discussion of certain of these factors that are currently affecting our operations in Latin America, see "Operating Environment and Trends of the Business—Latin America Economic Trends."

Competition

There are many competitive forces that impact our businesses. The Telecommunications Act of 1996 removed the regulatory barriers to local service competition in the wireline market and required incumbent carriers such as us to open our networks to other carriers. In the wireless market, the auction of PCS licenses has created as many as six new wireless competitors in domestic markets in

BELLSOUTH 2002    31

addition to resellers, and the deregulation of international communications markets has introduced new global competitors to nearly all of our international businesses.

        We expect local service competition to steadily increase, particularly with respect to business customers. We are losing market share with respect to business customers, particularly small business customers. Our business customers produce higher profit margins for us than residential customers. Competition for local service revenues could adversely affect our results of operations if lost revenues are not offset by revenues arising from our being authorized to offer in-region interLATA long distance wireline services, or from revenues arising from our other initiatives, such as data and broadband services.

        The presence of multiple aggressive competitors in our domestic and international wireless markets makes it more difficult for Cingular and for us to attract new customers and retain existing ones. Furthermore, while we do not compete primarily on the basis of price, low prices offered by competitors attempting to obtain market share have pressured us to reduce prices and develop pricing plans attractive to lower usage customers. These trends are expected to continue and could adversely affect our results of operations in the future.

        We plan to compete through aggressive marketing, competitive pricing, bundled services and technical innovation. We will offer consumers a full range of services-local, long distance, Internet access, wireless and more-while remaining committed to our high level of customer service and value.

Technology

We are continually upgrading our networks with digital and optical technologies, making them capable of delivering a full complement of voice and data services. This modernization of the network is critical to our success in providing the data connectivity demanded by customers and to compete with fiber networks being constructed or currently utilized by start-ups and cable companies. This continuing effort will require investment of significant amounts of capital in the future.

        Digital wireless technology is rapidly evolving and the development of a common roaming platform for digital wireless technologies could result in more intense competition and have an adverse effect on our results of operations.

Legal Matters

We are involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact our operating results and prospects. See "Legal Proceedings" and Note O to our consolidated financial statements.

New Accounting Pronouncements

Stock Options

Effective January 1, 2003, we adopted the fair value method of recording stock-based compensation contained in SFAS No. 123, "Accounting for Stock-Based Compensation," which is considered the preferable accounting method for stock-based employee compensation. Historically, we applied the intrinsic value method permitted under SFAS No. 123 in accounting for our stock-based compensation plans. Accordingly, no compensation cost has been recognized for our stock option plans in the past. All future employee stock option grants and other stock-based compensation will be expensed over the vesting period based on the fair value at the date the stock-based compensation is granted. We have elected to adopt the new method using the retroactive restatement alternative provided for in SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." All periods presented herein have been retroactively restated to reflect this accounting change. See Note I to our consolidated financial statements. Using historical stock option grant levels and current valuation assumptions the projected expense for 2003 will be approximately $150.

        See Note A to our consolidated financial statements for other new accounting pronouncements.

32    BELLSOUTH 2002

Critical Accounting Policies

We have various policies that are important to the portrayal of our financial condition and results of operations. These policies require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates or assumptions about the effect of matters that are inherently uncertain. These include the following:

  •
  We use the group remaining life method to depreciate the assets of our telephone subsidiary as described in Note A to our consolidated financial statements. We periodically review data on asset retirement activity, cost of removal and salvage values to determine adjustments to depreciation rates. Due to rapid changes in technology it requires significant judgment in determining the estimated useful life of telecommunications plant and equipment.
  •
  Revenues are recorded when earned as described in Note A to our consolidated financial statements. Our pricing is subject to oversight by both state and federal regulatory commissions. Such regulation also covers services, competition and other public policy issues. Different interpretations by regulatory bodies may result in adjustments to revenues in future periods. We monitor these proceedings closely and make adjustments to revenue accordingly.
  •
  We review the valuation of accounts receivable on a monthly basis. The allowance for uncollectible accounts is estimated based on historical experience of write-offs and future expectations of conditions that might impact the collectibility of accounts.
  •
  Each year we calculate the costs of providing retiree benefits under the provisions of SFAS 87 and SFAS 106. The key assumptions used in making these calculations are disclosed in Note H to our consolidated financial statements. The most significant of these assumptions are the discount rate used to value the future obligation, expected return on plan assets and health care cost trend rates. We select discount rates commensurate with current market interest rates on high-quality, fixed-rate debt securities. The expected return on assets is based on our current view of the long-term returns on assets held by the plans, which is influenced by historical averages. The medical cost trend rate is based on our actual medical claims and future projections of medical cost trends.
  •
  Our estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note J to our consolidated financial statements. These reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of realization. Actual income taxes could vary from these estimates due to future changes in income tax law or results from final review of our tax returns by taxing authorities.
  •
  Our determination of the treatment of contingent liabilities in the financial statements is based on our view of the expected outcome of the applicable contingency. We consult with legal counsel on matters related to litigation and other experts both within and outside the company with respect to matters in the ordinary course of business. We accrue a liability if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable. We disclose the matter if either the likelihood of an adverse outcome is only reasonably possible or an estimate is not determinable.
  •
  We review long-lived assets including property, plant and equipment and intangible assets for impairment as described in Notes A and D to our consolidated financial statements. In analyzing potential impairments, we use projections of future cash flows from the asset. These projections are based on our views of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

Cautionary Language Concerning Forward-Looking Statements

In addition to historical information, this document contains forward-looking statements regarding events, financial trends and critical accounting policies that may affect our future operating results,

BELLSOUTH 2002    33

financial position and cash flows. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

        There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        While the below list of cautionary statements is not exhaustive, some factors, in addition to those contained throughout this document, that could affect future operating results, financial position and cash flows and could cause actual results to differ materially from those expressed in the forward-looking statements are:

  •
  a change in economic conditions in domestic or international markets where we operate or have material investments which could affect demand for our services;
  •
  changes in US or foreign laws or regulations, or in their interpretations, which could result in the loss, or reduction in value, of our licenses, concessions or markets, or in an increase in competition, compliance costs or capital expenditures;
  •
  continued pressure on the telecommunications industry from a financial, competitive and regulatory perspective;
  •
  a continued decrease in the growth rate of demand for, and the success of our efforts to market, our services;
  •
  the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings;
  •
  changes in the federal and state regulations governing the terms on which we offer wholesale services to our competitors;
  •
  our ability to successfully penetrate the interLATA long distance market;
  •
  continued significant deterioration in foreign currencies relative to the US Dollar in foreign countries in which we operate, particularly in Latin America;
  •
  the unwillingness or inability of our partners to fund our international joint ventures due to deteriorating economic conditions or other factors;
  •
  the unwillingness of banks or other lenders to lend to our international joint ventures due to deteriorating economic conditions and tightening credit standards, or to restructure existing debt, particularly in Latin America;
  •
  higher than anticipated start-up costs or significant up-front investments associated with new business initiatives;
  •
  the outcome of pending litigation;
  •
  unanticipated higher capital spending from, or delays in, the deployment of new technologies;
  •
  the impact of terrorist attacks on our business; and
  •
  the impact and the success of the wireless joint venture with SBC Communications, known as Cingular Wireless, including marketing and product development efforts, technological change and financial capacity.

34    BELLSOUTH 2002

R E P O R T    O F    M A N A G E M E N T
B E L L S O U T H    C O R P O R A T I O N

To the Shareholders of BellSouth Corporation:

These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is contained herein.

        The integrity and objectivity of the data in these financial statements, including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.

        Management maintains a system of internal accounting controls which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed, in management's judgment, the benefits to be derived. Management believes that BellSouth's system does provide reasonable assurance that the transactions are executed in accordance with management's general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management's authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.

        Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, PricewaterhouseCoopers LLP completed a review of the accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and PricewaterhouseCoopers LLP's recommendations concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations.

        Management believes that the system of internal controls was adequate to accomplish the objectives discussed herein.

        Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth's affairs are conducted according to the highest standards of personal and corporate conduct and in compliance with applicable laws and regulations. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth's real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a program to assess compliance with these policies and our ethical standards through its Senior Vice President — Corporate Compliance and Corporate Secretary.

F. Duane Ackerman
CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Ronald M. Dykes
CHIEF FINANCIAL OFFICER
February 10, 2003

BELLSOUTH 2002    35

R E P O R T    O F    I N D E P E N D E N T    A C C O U N T A N T S
B E L L S O U T H    C O R P O R A T I O N

To the Shareholders
BellSouth Corporation

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of BellSouth Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Cingular Wireless LLC, an equity method investee, which was formed on October 2, 2000. BellSouth's consolidated financial statements include an investment of $3,202 million and $2,489 million as of December 31, 2002 and 2001, respectively, and equity method income of $497 million and $675 million for the years then ended. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Cingular Wireless LLC, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

        As discussed in Note A to the consolidated financial statements, in 2000 BellSouth Corporation adopted Staff Accounting Bulletin No. 101 and changed its method of accounting for certain revenues.

        As discussed in Note D to the consolidated financial statements, in 2002 BellSouth Corporation adopted Financial Accounting Standards Board Statement No.142 and changed its method of accounting for goodwill and other intangible assets.

        As discussed in Note I to the consolidated financial statements, on January 1, 2003, BellSouth Corporation adopted the fair value retroactive recognition provisions of Financial Accounting Standards Board Statements Nos. 123 and 148. The 2002, 2001 and 2000 consolidated financial statements have been restated to reflect the retroactive adoption of these Standards.

Atlanta, Georgia
February 10, 2003, except Note I, as to which the date is May 5, 2003.

36    BELLSOUTH 2002

R E P O R T    O F    I N D E P E N D E N T    A U D I T O R S
B E L L S O U T H    C O R P O R A T I O N

Board of Directors and Shareowners
Cingular Wireless LLC

We have audited the consolidated balance sheets of Cingular Wireless LLC as of December 31, 2001 and 2002, and the related consolidated statements of operations, changes in members' capital and cash flows for each of the two years in the period ended December 31, 2002 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cingular Wireless LLC at December 31, 2001 and 2002 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 4 to the financial statements, in 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Atlanta, Georgia
February 7, 2003

BELLSOUTH 2002    37

C O N S O L I D A T E D    S T A T E M E N T S    O F    I N C O M E
B E L L S O U T H    C O R P O R A T I O N

	For the years ended December 31,
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2000	2001	2002
	(As adjusted—Note I)

Operating Revenues:
Communications group	$18,309	$18,984	$18,226
Domestic wireless	2,766	–	–
Latin America	2,906	2,910	2,233
Domestic advertising and publishing	2,042	2,073	1,921
All other	128	163	60

Total Operating Revenues	26,151	24,130	22,440

Operating Expenses:
Operational and support expenses (excludes depreciation and amortization shown separately below)	14,255	12,852	12,054
Depreciation and amortization	4,935	4,782	4,643
Provision for restructuring and asset impairments	244	358	997

Total Operating Expenses	19,434	17,992	17,694

Operating income	6,717	6,138	4,746
Interest expense	1,328	1,315	1,188
Gain (loss) on sale of operations	(14)	38	1,261
Net earnings (losses) of equity affiliates	690	465	80
Foreign currency transaction gains (losses)	(46)	(81)	(679)
Other income (expense), net	412	(1,431)	196

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	6,431	3,814	4,416
Provision for Income Taxes	2,313	1,367	1,808

Income Before Cumulative Effect of Change in Accounting Principle	4,118	2,447	2,608
Cumulative Effect of Change in Accounting Principle, Net of Tax	–	–	(1,285)

Net Income	$4,118	$2,447	$1,323

Weighted-Average Common Shares Outstanding:
Basic	1,876	1,875	1,870
Diluted	1,891	1,887	1,876
Basic Earnings Per Share:
Income Before Cumulative Effect of Change in Accounting Principle	$2.20	$1.31	$1.39
Net Income	$2.20	$1.31	$.71
Diluted Earnings Per Share:
Income Before Cumulative Effect of Change in Accounting Principle	$2.18	$1.30	$1.39
Net Income	$2.18	$1.30	$.71
Dividends Declared Per Common Share	$.76	$.76	$.79

The accompanying notes are an integral part of these consolidated financial statements.

38    BELLSOUTH 2002

C O N S O L I D A T E D    B A L A N C E    S H E E T S
B E L L S O U T H    C O R P O R A T I O N

	December 31,
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2001	2002
	(As adjusted—Note I)

ASSETS
Current Assets:
Cash and cash equivalents	$592	$2,482
Accounts receivable, net of allowance for uncollectibles of $466 and $476	4,989	4,129
Material and supplies	382	313
Other current assets	892	938

Total current assets	6,855	7,862

Investments and advances	10,620	9,741
Property, plant and equipment, net	24,943	23,445
Deferred charges and other assets	5,122	5,726
Goodwill	1,639	347
Intangible assets, net	2,867	2,358

Total assets	$52,046	$49,479

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Debt maturing within one year	$5,111	$5,114
Accounts payable	1,656	1,572
Other current liabilities	3,301	2,897

Total current liabilities	10,068	9,583

Long-term debt	15,014	12,283

Noncurrent liabilities:
Deferred income taxes	3,045	4,452
Other noncurrent liabilities	5,161	5,255

Total noncurrent liabilities	8,206	9,707

Shareholders' equity:
Common stock, $1 par value (8,650 shares authorized; 1,877 and 1,860 shares outstanding)	2,020	2,020
Paid-in capital	7,368	7,546
Retained earnings	14,805	14,531
Accumulated other comprehensive income	(294)	(740)
Shares held in trust and treasury	(4,996)	(5,372)
Guarantee of ESOP debt	(145)	(79)

Total shareholders' equity	18,758	17,906

Total liabilities and shareholders' equity	$52,046	$49,479

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH 2002    39

C O N S O L I D A T E D    S T A T E M E N T S    O F    C A S H    F L O W S
B E L L S O U T H    C O R P O R A T I O N

	For the years ended December 31,
(IN MILLIONS)	2000	2001	2002
	(As adjusted—Note I)

Cash Flows from Operating Activities:
Net income	$4,118	$2,447	$1,323
Adjustments to net income:
Depreciation and amortization	4,935	4,782	4,643
Provision for uncollectibles	372	587	850
Net losses (earnings) of equity affiliates	(690)	(465)	(80)
Dividends received from equity affiliates	156	369	–
Minority interests in income (loss) of subsidiaries	9	25	(74)
Deferred income taxes and investment tax credits	550	(258)	1,179
Net losses on sale or impairment of equity securities	–	1,937	349
Pension income	(693)	(797)	(826)
Pension settlement (gains) losses	(362)	–	167
Stock-based compensation expense	169	215	171
Curtailment and termination benefits charges	8	97	60
Unbilled receivable adjustment	–	–	163
Asset impairments	327	89	302
Foreign currency transaction losses	46	81	679
Cumulative effect of change in accounting principle	–	–	1,285
(Gain) loss on sale of operations	14	(38)	(1,261)
Net change in:
Accounts receivable and other current assets	(1,000)	(756)	(204)
Accounts payable and other current liabilities	862	(438)	(463)
Deferred charges and other assets	(169)	(22)	30
Other liabilities and deferred credits	(236)	41	4
Other reconciling items, net	174	102	(51)

Net cash provided by operating activities	8,590	7,998	8,246

Cash Flows from Investing Activities:
Capital expenditures	(6,995)	(5,997)	(3,785)
Investments in and advances to equity affiliates	(576)	(2,072)	(309)
Proceeds from sale of equity securities	–	1,210	1,473
Acquisitions, net of cash acquired	(1,836)	–	–
Purchases of wireless licenses	(93)	(10)	–
Proceeds from sale of operations	23	47	–
Purchases of short-term investments	(507)	(77)	–
Proceeds from disposition of short-term investments	570	96	2
Proceeds from repayment of loans and advances	61	17	885
Investment in debt securities	–	(279)	–
Other investing activities, net	50	26	27

Net cash used for investing activities	(9,303)	(7,039)	(1,707)

Cash Flows from Financing Activities:
Net borrowings (repayments) of short-term debt	(1,140)	(3,990)	(1,408)
Proceeds from long-term debt	4,176	4,603	17
Repayments of long-term debt	(451)	(759)	(1,223)
Dividends paid	(1,427)	(1,424)	(1,460)
Purchase of treasury shares	(779)	–	(591)
Other financing activities, net	108	142	16

Net cash (used for) provided by financing activities	487	(1,428)	(4,649)

Net increase (decrease) in cash and cash equivalents	(226)	(469)	1,890
Cash and cash equivalents at beginning of period	1,287	1,061	592

Cash and cash equivalents at end of period	$1,061	$592	$2,482

The accompanying notes are an integral part of these consolidated financial statements.

40    BELLSOUTH 2002

C O N S O L I D A T E D    S T A T E M E N T S    O F    S H A R E H O L D E R S '    E Q U I T Y
A N D    C O M P R E H E N S I V E    I N C O M E
B E L L S O U T H    C O R P O R A T I O N

			Amount
	Number of Shares
							Shares Held in Trust and Treasury(a)	Guar- antee of ESOP Debt
(IN MILLIONS)	Common Stock	Shares Held in Trust and Treasury(a)	Common Stock	Paid-in Capital	Retained Earnings	Accum. Other Compre- hensive Income (Loss)			Total

Balance at December 31, 1999 (as previously reported)	2,020	(138)	$2,020	$6,771	$11,456	$(358)	$(4,798)	$(276)	$14,815

Stock-based compensation adjustment				123	(107)				16
Net income					4,118				4,118
Other comprehensive income, net of tax:
Foreign currency translation adjustment						50			50
Net unrealized losses on securities(b)						(169)			(169)
Minimum pension liability adjustment						(11)			(11)

Total comprehensive income									3,988
Dividends declared					(1,424)				(1,424)
Share issuances for employee benefit plans		9		(37)	(187)		355		131
Purchase of treasury stock		(19)					(779)		(779)
Stock-based compensation expense				169					169
Tax benefit related to stock options				4					4
ESOP activities and related tax benefit					9			64	73

Balance at December 31, 2000 (as adjusted—Note I)	2,020	(148)	$2,020	$7,030	$13,865	$(488)	$(5,222)	$(212)	$16,993

Net income					2,447				2,447
Other comprehensive income, net of tax:
Foreign currency translation adjustment						(30)			(30)
Net unrealized losses on securities(b)						(277)			(277)
Adjustments for other-than-temporary losses included in net income						595			595
Net unrealized losses on derivatives						(71)			(71)
Minimum pension liability adjustment						(23)			(23)

Total comprehensive income									2,641
Dividends declared					(1,424)				(1,424)
Share issuances for employee benefit plans		5		(4)	(85)		230		141
Purchase of stock by grantor trust							(4)		(4)
Stock-based compensation expense				215					215
Tax benefit related to stock options				127					127
ESOP activities and related tax benefit					2			67	69

Balance at December 31, 2001 (as adjusted—Note I)	2,020	(143)	$2,020	$7,368	$14,805	$(294)	$(4,996)	$(145)	$18,758

Net income					1,323				1,323
Other comprehensive income, net of tax:
Foreign currency translation adjustment						(430)			(430)
Net unrealized losses on securities						(38)			(38)
Net unrealized gains on derivatives(c)						13			13
Minimum pension liability adjustment						9			9

Total comprehensive income									877
Dividends declared					(1,477)				(1,477)
Share issuances for employee benefit plans		5		(33)	(104)		197		60
Purchase of treasury stock		(22)					(591)		(591)
Purchase of treasury stock by grantor trust					(18)		18		–
Stock-based compensation expense				171					171
Tax benefit related to stock options				40					40
ESOP activities and related tax benefit					2			66	68

Balance at December 31, 2002 (as adjusted—Note I)	2,020	(160)	$2,020	$7,546	$14,531	$(740)	$(5,372)	$(79)	$17,906

(a)
Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of December 31, 2002, there were approximately 37 shares held in trust and 123 shares held in treasury.

(b)
Net unrealized losses on securities include adjustments for realized gains of $17 in 2000, realized losses of $129 in 2001 and realized gains of $19 in 2002.

(c)
Net unrealized gains on derivatives include an adjustment for realized gains of $33 in 2002.

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH 2002    41

N O T E S    T O    C O N S O L I D A T E D    F I N A N C I A L    S T A T E M E N T S
B E L L S O U T H    C O R P O R A T I O N

NOTE A – ACCOUNTING POLICIES

In this report, BellSouth Corporation and its subsidiaries are referred to as "we" or "BellSouth."

ORGANIZATION

We are an international telecommunications company headquartered in Atlanta, Georgia. For management purposes, our operations are organized into four reportable segments: Communications group; Domestic wireless; Latin America; and Domestic advertising and publishing.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of BellSouth's wholly-owned subsidiaries and subsidiaries in which we have a controlling financial interest. Investments in businesses that we do not control, but have the ability to exercise significant influence over operations and financial policies, are accounted for using the equity method. We report our results on a calendar-year basis, except for our international operations that we report on a one-month lag basis. All significant intercompany transactions and accounts have been eliminated. During fourth quarter 2000, we contributed our domestic wireless operations to a joint venture with SBC Communications, forming Cingular. We own an approximate 40% economic interest in the venture and share control with SBC. Accordingly, we account for this investment under the equity method. Revenue and expense trends subsequent to the contribution are impacted by the change from consolidation to equity method treatment for the periods presented. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year's presentation.

USE OF ESTIMATES

Our consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (US GAAP). We are required to make estimates and assumptions that affect amounts reported in our financial statements and the accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as other current assets in the consolidated balance sheets. Interest income on cash equivalents and temporary cash investments was $90 for 2000, $82 for 2001, and $95 for 2002.

MATERIAL AND SUPPLIES

New and reusable material held at our telephone subsidiary is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Non-reusable material is carried at estimated salvage value. Inventories of our other subsidiaries are stated at the lower of cost or market, with cost determined principally on either an average cost or first-in, first-out basis.

42    BELLSOUTH 2002

PROPERTY, PLANT AND EQUIPMENT

The investment in property, plant and equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the group remaining life method of depreciation and straight-line rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. This method requires the periodic revision of depreciation rates. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. We perform inventories of the Telephone Plant to verify the existence of these assets and reconcile these inventories to our property records. In addition, the inventory reconciliation results allow us to correct our records for investment moved from one location to another and to account for delayed retirements. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Depreciation of property, plant and equipment was $4,492 for 2000, $4,195 for 2001 and $4,039 for 2002. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of Other income (expense), net. The cost of maintenance and repairs of plant, including the cost of replacing minor items not resulting in substantial betterments, is charged to operating expenses. Interest expense and network engineering costs incurred during the construction phase of our networks are capitalized as part of property, plant and equipment until the projects are completed and placed into service.

VALUATION OF LONG-LIVED ASSETS

Long-lived assets, including property, plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The communications industry is rapidly evolving and therefore it is reasonably possible that our long-lived assets could become impaired as a result of technological or other industry changes. For assets we intend to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, we recognize a loss for the difference between the fair value and carrying value of the asset. For assets we intend to dispose of, we recognize a loss for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. We principally use the discounted cash flow method to estimate the fair value of long-lived assets.

        We hold equity interests in several wireless properties (see Note B). These investments are accounted for under the equity method of accounting. In accordance with Accounting Principles Board (APB) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, we periodically review equity method investments for impairment. These reviews are performed to determine whether a decline in the fair value of an investment below its carrying value is deemed to be other than temporary.

FOREIGN CURRENCY

Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than US Dollars are translated into US Dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into US Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in shareholders' equity as a component of accumulated other comprehensive income (loss). Operations in countries with hyperinflationary economies consider the US Dollar the functional currency.

        Exchange gains and losses on transactions and equity investments denominated in a currency other than their functional currency are generally included in results of operations as incurred unless the transactions are hedged. See Derivative Financial Instruments below.

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DERIVATIVE FINANCIAL INSTRUMENTS

We generally enter into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral or hedge accounting, any subsequent gains or losses are recognized currently in income.

REVENUE RECOGNITION

Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Print advertising and publishing revenues and related directory costs are recognized upon publication and delivery of directories. Revenues derived from other telecommunications services, principally network access, long distance and wireless airtime usage, are recognized monthly as services are provided. Revenues from installation and activation activities are deferred and recognized over the life of the customer relationship which is generally four years. Allowances for uncollectible billed services are adjusted monthly. The provision for such uncollectible accounts was $372 for 2000, $587 for 2001, and $850 for 2002.

        In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin Number 101 (SAB 101), Revenue Recognition in Financial Statements, which we adopted in 2000. SAB 101 addresses, among other items, when revenue relating to service activation fees and associated costs should be recognized. We have recorded deferred revenues and deferred expenses of equal amount in the balance sheets. As of December 31, 2001 and 2002, SAB 101 deferred revenue and expenses were $1,748 and $1,800, respectively.

ADVERTISING

We expense advertising costs as they are incurred. These expenses include production, media and other promotional and sponsorship costs. Our total advertising expense was $460 for 2000, $276 for 2001 and $271 for 2002.

INCOME TAXES

The consolidated balance sheets reflect deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the consolidated balance sheets in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

        For financial reporting purposes, we amortize deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.

EARNINGS PER SHARE

Basic earnings per share is computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share is based on the weighted-average number of common shares outstanding plus net incremental shares arising out of employee stock options and

44    BELLSOUTH 2002

benefit plans. The following is a reconciliation of the weighted-average share amounts (in millions) used in calculating earnings per share:

	2000	2001	2002

Basic common shares outstanding	1,876	1,875	1,870
Incremental shares from stock options and benefit plans	15	12	6

Diluted common shares outstanding	1,891	1,887	1,876

        The earnings amounts used for per-share calculations are the same for both the basic and diluted methods. Outstanding options of 29 million shares for 2000, 50 million shares for 2001 and 77 million shares for 2002 were not included in the computation of diluted earnings per share because the exercise price of these options was greater than the average market price of the common stock.

GOODWILL AND INTANGIBLE ASSETS

Intangible assets consist primarily of capitalized software, wireless licenses and customer related intangibles. Goodwill represents the excess of consideration paid over the fair value of net assets acquired in purchase business combinations. In 2000 and 2001, goodwill, embedded goodwill related to equity investments and certain wireless licenses were amortized using the straight-line method over periods of benefit that did not exceed 40 years. With the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 as of January 1, 2002, no amortization was taken on these assets in 2002. Customer-related intangible assets represent values placed on customer lists, contracts and non-contractual relationships of acquired businesses and are amortized over periods up to eight years using the sum-of-the-years digits method. Capitalized software costs are being amortized ratably over periods of three to five years. Amortization of goodwill and intangibles was $443 for 2000, $587 for 2001 and $604 for 2002.

        We test goodwill and other indefinite-lived intangible assets for impairment on an annual basis. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. Other indefinite-lived intangible assets are tested between annual tests if events or changes in circumstances indicate that the asset might be impaired.

NEW ACCOUNTING PRONOUNCEMENTS

Impairment of Long-Lived Assets

In January 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 applies to all long-lived assets, including discontinued operations, and consequently amends Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.

Debt Extinguishments

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other things, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" (SFAS No. 4), which required all gains and losses from extinguishment of debt to be aggregated and, if

BELLSOUTH 2002    45

material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," which requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, will now be applied. We early adopted the provisions of this statement related to the rescission of SFAS No. 4 during 2002.

Exit Costs and Disposal Activities

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146), which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF 94-3). The principal difference between SFAS No. 146 and EITF 94-3 relates to SFAS No. 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. We will adopt the new standard effective January 1, 2003.

Stock Options

Effective January 1, 2003, we adopted the fair value method of recording stock-based compensation contained in SFAS No. 123, "Accounting for Stock-Based Compensation," which is considered the preferable accounting method for stock-based employee compensation. Historically, we applied the intrinsic value method permitted under SFAS No. 123 in accounting for our stock-based compensation plans. Accordingly, no compensation cost has been recognized for our stock option plans in the past. All future employee stock option grants and other stock-based compensation will be expensed over the vesting period based on the fair value at the date the stock-based compensation is granted. We have elected to adopt the new method using the retroactive restatement alternative provided for in SFAS No. 148, "Accounting for Stock-Based Compensation – Transition and Disclosure." All periods presented herein have been retroactively restated to reflect this change in accounting. See Note I. Using historical stock option grant levels and current valuation assumptions the projected expense for 2003 will be approximately $150.

FASB Interpretation No. 45

On November 22, 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB interpretation No. 34. The disclosure provisions of the interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end.

        In most of our sale and divestiture transactions we indemnify the purchaser for various items including labor and general litigation as well as certain tax matters. The nature and terms of these types of indemnities vary by transaction. Generally, the terms last three to five years for general and specific indemnities and for the statutory review periods for tax matters.

        The events or circumstances that would require us to perform under the indemnity are transaction and circumstance specific. Historically, we have not incurred significant costs related to performance under these types of indemnities. At December 31, 2002, we estimate the aggregate maximum amount

46    BELLSOUTH 2002

of potential payments under these types of indemnities to approximate $300. Approximately $35 is carried as a liability in our consolidated balance sheet related to potential claims under these types of indemnities at December 31, 2002.

        In addition, we have guaranteed certain debt of our equity method subsidiary in Guatemala. If the operations in Guatemala are unable to meet their contractual obligations we could pay as much as $30 under the terms of the guarantee. No liability is recorded in our consolidated balance sheet for this amount.

Asset Retirement Obligations

Effective January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. SFAS No. 143 also precludes companies from accruing removal costs that exceed gross salvage in their depreciation rates and accumulated depreciation balances if there is no legal obligation to remove the long-lived assets. For our outside plant accounts, such as telephone poles and cable, estimated cost of removal does exceed gross salvage.

        Although we have no legal obligation to remove assets, we have historically included in our group depreciation rates estimated net removal costs associated with these outside plant assets in which estimated cost of removal exceeds gross salvage. These costs have been reflected in the calculation of depreciation expense, which results in greater periodic depreciation expense and the recognition in accumulated depreciation of future removal costs for existing assets. When the assets are actually retired and removal costs are expended, the net removal costs are recorded as a reduction to accumulated depreciation.

        In connection with the adoption of this standard, we will be required to remove existing accrued net costs of removal in excess of the related estimated salvage from our accumulated depreciation for those accounts. The adjustment was reflected in the income statement as a cumulative effect of accounting change adjustment and on the balance sheet as an increase to net plant and equipment. The result was a one-time increase to net income of $816 recorded during the first quarter 2003. Since we have previously accrued for net cost of removal through our depreciation rates, we expect 2003 depreciation expense to be approximately $130 lower than it otherwise would have been absent this change in accounting. We will expense net cost of removal on a cash basis going forward for the affected plant accounts. Average net cost of removal over the past several years has been approximately $30 per year.

Revenue Recognition for Publishing Revenues

Effective January 1, 2003, we changed our method for recognizing revenues and expenses related to our directory publishing business from the issue basis method to the deferral method. Under the issue basis method, we recognized 100% of the revenues and direct expenses at the time the directories are published and delivered to end-users. Under the deferral method, revenues and direct expenses are recognized ratably over the life of the related directory, generally 12 months. The change in accounting method was reflected in the first quarter 2003 income statement as a cumulative effect of accounting change adjustment. The result was a one-time decrease to net income of $501 during first quarter 2003. Other than this one-time adjustment, we do not expect the change in accounting to affect our annual results.

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Pro Forma Impact of Accounting Changes

The following table presents our 2002, 2001, and 2000 results adjusted to reflect the changes in accounting for asset retirement obligations and revenue recognition for publishing revenues:

	2002	SFAS No. 143	Directory Publishing	2002 Pro Forma

Net income	$1,323	$62	$0	$1,385

Diluted earnings per share	$0.71	$0.03	$0.00	$0.74
	2001	SFAS No. 143	Directory Publishing	2001 Pro Forma

Net income	$2,447	$64	$(27)	$2,484

Diluted earnings per share	$1.30	$0.03	$(0.01)	$1.32
	2000	SFAS No. 143	Directory Publishing	2000 Pro Forma

Net income	$4,118	$72	$(33)	$4,157

Diluted earnings per share	$2.18	$0.04	$(0.02)	$2.20

NOTE B – INVESTMENTS AND ADVANCES

We hold investments in various domestic and international partnerships and ventures that are accounted for under the equity method. We also hold investments in equity securities that are accounted for under the cost method. Investments and advances at December 31 consist of the following:

	2001	2002

Investments accounted for under the equity method	$2,664	$3,502
Investments accounted for under the cost method	848	62
Advances and notes receivable	6,700	5,772
Other investments	408	405

Investments and advances	$10,620	$9,741

EQUITY METHOD INVESTMENTS

Ownership in equity investments at December 31 is as follows:

	2001		2002
	Ownership Percentage	Investment Balance	Ownership Percentage	Investment Balance
Abiatar (Uruguay)	46.0%	$46	46.0%	$25
BellSouth Guatemala(1)	60.0%	56	60.0%	10
BellSouth Panama	43.7%	69	43.7%	73
BCP – São Paulo (Brazil)	45.4%	1	45.4%	–
BSE – Northeast (Brazil)	47.0%	(61)	47.6%	–
Cellcom (Israel)	34.8%	122	34.8%	144
Cingular Wireless	40.0%	2,489	40.0%	3,202
E-Plus (Germany)	22.5%	(105)	–	–
OESP Midia (Brazil)	40.0%	17	–	–
Sonofon (Denmark)	46.5%	30	46.5%	39
Other	–	–	–	9

Total		$2,664		$3,502

(1)This investment is accounted for under the equity method due to the existence of significant minority rights that limit our ability to exercise unilateral control over the operation.

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Cingular

In October 2000, we contributed our domestic wireless voice and data operations to a joint venture with SBC Communications, Inc. (SBC) and formed Cingular Wireless (Cingular). We own an approximate 40% economic stake in Cingular, and share joint control with SBC. Because we exercise significant influence over the financial and operating policies of Cingular, we use the equity method of accounting for this investment. Under the equity method of accounting, we record our proportionate share of Cingular's earnings in our consolidated statements of income. These earnings are included in our Consolidated Statements of Income under the line item "Net earnings (losses) of equity affiliates."

        We contributed the following amounts to Cingular during 2000:

Current assets	$675
Noncurrent assets	4,655

Total assets	$5,330

Current liabilities	$1,637
Noncurrent liabilities	3,396

Total liabilities	$5,033

Net assets contributed	$297

         As of December 31, 2002, our book investment exceeded our proportionate share of the net assets of Cingular by $186.

        The table below presents summary financial information for Cingular:

	2001	2002

Balance Sheet Information:
Current assets	$2,557	$2,731

Noncurrent assets	$19,973	$21,391

Current liabilities	$3,224	$2,787

Noncurrent liabilities	$13,456	$13,794

	2000	2001	2002

Income Statement Information:
Revenues	$3,055	$14,108	$14,727

Operating Income	$381	$2,548	$2,521

Net Income	$127	$1,692	$1,207

E-Plus

We previously owned a 22.51% stake in E-Plus, a German wireless carrier. As a guarantor of debt issued by E-Plus, we continued to recognize equity losses in excess of our investment. In February 2000, we completed an alliance with Dutch telecommunications provider Royal KPN N.V. (KPN) whereby we utilized our right of first refusal which enabled KPN to acquire a 77.5% interest in E-Plus. We received the option after 18 months of converting our 22.5% interest in E-Plus into either 200 million shares of KPN or shares representing at the time an estimated 33.3% ownership interest in KPN's wireless subsidiary.

        As a result of this transaction, we recognized income of $143, or $68 after tax. The gain related to a settlement payment from the selling shareholder regarding a dispute over the terms of the E-Plus shareholder agreement governing the provisions of the sale.

        We also agreed to make up to $3,000 of loans available to KPN (later replaced with the currently outstanding loan) to be used for further wireless investments in Europe and received non-detachable

BELLSOUTH 2002    49

warrants to purchase approximately 90 million additional shares of KPN. Our commitment to lend has since expired and all loans made under the commitment must be repaid on March 1, 2004.

        In March 2002, we exercised our option and exchanged our 22.51% stake in E-Plus for 234.7 million KPN shares. After this exchange, we held approximately 9.42% of KPN's outstanding shares. We surrendered existing warrants to purchase KPN shares and exchange rights with regard to KPN Mobile. We recorded a gain of $1,335, or $854 after tax, representing the difference in the fair value of the KPN shares received and the carrying value of our investment in E-Plus. We sold our entire stake of 234.7 million shares in March 2002 for $1,076 in proceeds and recognized a loss of $27, or $17 after tax, on the sale.

        We report our results on a calendar basis, except for our international operations, including E-Plus, which we reported on a one-month lag basis. As described above, we disposed of our investment in E-Plus during March 2002. Therefore, the lag basis of reporting was no longer applicable to this investment. Accordingly, the gain resulting from this transaction was recorded in our financial statements for the period ended March 31, 2002.

Brazil (BCP and BSE)

We own equity interests in two wireless communications companies in Brazil (BCP SA and BSE SA). In addition to equity infusions, we have advanced these companies an aggregate of $506 in the form of shareholder loans, including a guarantee of BCP debentures. In August 2002 we were required to perform on the guarantee and purchase these debentures requiring a $94 cash payment to a third party bank. We have not guaranteed any other debt of BCP. BCP is currently in default on a $1.4 billion syndicated loan plus accrued interest. BSE is experiencing similar difficulties in paying its debt obligations from its operating cash flows.

        In March 2002, as a result of default and inability to reach an agreement with our partners or these companies' lenders, we evaluated the probability of collecting our outstanding loans to these companies and the probability of our having to perform on the debt guarantee. In our assessment, given the companies' capital structures, deterioration of credit measures and the subordination of some of our loans to other third-party debt, we determined that it was probable that the loans would not be repaid. In determining the impairment, we compared the book basis of our net investment, including the debt guarantee, with the fair value of our interests in the companies. This analysis indicated an impairment of approximately $383, including $7 of accrued interest on the loans. As of December 31, 2002, our net investment in BSE and BCP equaled $0. Because our investment and net advances to BSE and BCP have been reduced to zero and due to the fact we have no further commitment or intention of financial support, we have ceased recognizing losses related to these operations.

        We continue to discuss alternatives with our principal partner and these companies' lenders. The parties have not reached any agreement to date. We are pursuing options, including the sale of these companies. There can be no assurance that an agreement with our principal partner and our lenders will be reached or that the properties will be sold.

        In the event of sale or liquidation of our investment, we will recognize cumulative translation losses as part of the gain or loss on sale or liquidation. The cumulative foreign currency translation losses related to these investments were $268 at December 31, 2002.

Guatemala

As a result of continuing poor economic condition in Latin America and increasing competition, the long-term value of our equity investment in Guatemala has declined significantly. Our review indicated the declines in fair value below carrying value were other-than-temporary and, accordingly, we recorded an impairment loss during 2002 of $62 with no tax benefit. This charge reduced the carrying amount of our investment to its fair value.

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COST METHOD INVESTMENTS

Cost method investments at December 31 consist of the following:

	2001	2002

Investments accounted for under the cost method	$848	$62

         We have investments in marketable securities, primarily common stocks, which are accounted for under the cost method. Securities classified as available-for-sale under SFAS No. 115 are carried at fair value, with unrealized gains and losses, net of income taxes, recorded in accumulated other comprehensive income (loss) in the statement of changes in shareholders' equity and comprehensive income. The fair values of individual investments in marketable securities are determined based on market quotations. Equity securities that are restricted for more than one year or not publicly traded are recorded at cost.

        There have been significant declines in public equity markets over the past two years, particularly in technology and communications stocks. We concluded that the depressed market for these investments, as well as the difficulties experienced by similar companies, indicated that the decline was other than temporary. As a result, we recorded other than temporary impairments to reduce the carrying value of certain investments, principally our investment in Qwest. These are included in Other income (expense), net in the accompanying consolidated statements of income.

Qwest

At the beginning of 2001, we held 74.0 million shares of Qwest common stock. Since that time, we have sold all of our shares for a total of $1.4 billion in cash proceeds. The following table summarizes our Qwest transactions (in millions):

	Shares		Cash Proceeds	Losses on Sales	Other-than- Temporary Impairments

December 31, 2000	74.0
Less Sales:
2001	28.5	(a)	$1,137	$131	$1,517
2002	45.5		300	129	207

December 31, 2002	0.0		$1,437	$260	$1,724

(a)1.7 million shares were exchanged for services (at book value of $81).

Tele Centro Oeste Celular Participacoes SA (TCO)

In May 2000, we completed the purchase of a combination of voting common stock and American Depositary Receipts representing nonvoting preferred stock of TCO, a Brazilian wireless company, for a total purchase price of approximately $240. TCO provides cellular service in central-west Brazil, including Brasilia, as well as northern Brazil. The common stock portion of the investment represents 11.8% of the voting power of TCO. The combined investment in common and preferred stock represents 17.3% of the total capital of TCO. In first quarter 2002, we sold the American Depositary Receipts for proceeds of $90. The remaining book balance of this investment at December 31, 2002 is $33.

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ADVANCES AND NOTES RECEIVABLE

Advances and notes receivable at December 31 are as follows:

	2001	2002

Cingular	$3,817	$3,817
E-Plus	1,841	–
KPN	446	1,717
Brazilian affiliates(a)	375	–
Other	221	238

Total advances and notes receivable	$6,700	$5,772

(a)See previous discussion regarding receivables to Brazilian equity affiliates.

The advances to Cingular carry a fixed interest rate of 7.5% and mature on March 31, 2005. We earned $72 in 2000, $287 in 2001 and $284 in 2002 from interest income on this advance to Cingular. In addition, Cingular owed us $48 at December 31, 2002, which represents receivables incurred in the ordinary course of business.

        Interest income earned from advances other than to Cingular was $60 in 2000, $93 in 2001 and $117 in 2002.

        During 2000 we loaned approximately €483 to Dutch telecommunications provider Royal KPN N.V. (KPN). In connection with the first quarter 2002 conversion of our interest in E-Plus to KPN, we were repaid €483 plus accrued interest.

        In August 2001, we loaned €1,510 to E-Plus with an expected March 1, 2004 due date, at LIBOR plus 310 basis points. In October 2001, we loaned an additional €525 with an expected March 1, 2004 due date, at LIBOR plus 185 basis points. At December 31, 2001 these Euro loans were equivalent to $1,841. E-Plus used the proceeds from these loans to pay down existing third party debt previously guaranteed by BellSouth. In March 2002, KPN purchased the loans to E-Plus and issued new debt to us, payable in three tranches through March 2004, at Euribor plus 175 bps. We unwound foreign-currency forward contracts associated with the original loans to E-Plus and recognized a gain of $31, or $20 after tax. We then entered new foreign currency swap contracts to mitigate foreign currency risk on the loan to KPN. The swaps, which qualify as cash flow hedges, lock-in the foreign exchange rate at an average of 0.8730 €:$ for the three payments of principal along with the quarterly interest payments due from KPN during 2002 through 2004.

Real Estate Partnerships

We have noncontrolling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. We have advances to these partnerships that totalled $154 at December 31, 2001 and $157 at December 31, 2002. One advance bears interest at 7.29% while the remaining advances to these partnerships bear interest at either LIBOR + 160 basis points or LIBOR + 180 basis points. Principal amounts outstanding at December 31, 2002 are due and payable to us at varying dates through January15, 2038. The instruments require periodic payments of interest and most are collateralized by various real estate holdings.

        In January 2003, we purchased the 20% interest in 1155 Peachtree Associates that we did not previously own. In 2003, we intend to sell our 70% ownership in CSL Ventures and to have the remaining debt repaid.

OTHER INVESTMENTS

Other investments at December 31, 2002 consist primarily of $279 in loan participation agreements related to the Colombian operations. In January 2003, we sold a portion of the loan participation for $37 cash proceeds at carrying value.

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NOTE C – ACQUISITIONS AND DIVESTITURES

We have completed various transactions to further our strategy of expanding our core operations and divested of interests that no longer meet our strategic objectives.

Buyout of PCS Partnerships

In September 2000, we acquired the remaining 44.2% interest in the Carolinas PCS partnership bringing our ownership interest to 100%. The partnership provides PCS service in North Carolina, South Carolina and northeast Georgia. The PCS property and related debt was subsequently contributed to Cingular.

Redemption of AT&T from AB Cellular Partnership

In December 2000, we exercised our option to redeem AT&T's 55.6% partnership interest in AB Cellular Holding, LLC (AB Cellular) as part of a venture agreement with AT&T Wireless Services, by distributing to AT&T the Los Angeles area cellular business. This transaction was accounted for as a non pro rata distribution, and accordingly was accounted for at fair value. As a result of this transaction we reported a pre-tax gain of $479, which is included in Net earnings (losses) of equity affiliates. The overall net income impact of this gain was $292. Our recorded gain represented 44.4% of the excess of the fair value of the Los Angeles net assets over the net book value of those assets.

        Upon receiving FCC approval in early January 2001, we contributed our 100% interest in the Houston-area cellular market; 87.35% interest in the Galveston, Texas-area market; and approximately $1,100 in cash, previously held at the AB Cellular equity investment, to Cingular. Our 40% ownership percentage of Cingular did not change as a result of this transaction, however, our book value investment in Cingular increased approximately $1,700.

Colombian Acquisitions

In June 2000, we acquired a 50.4% controlling equity interest in Celumóvil S.A. (BellSouth Colombia) for a purchase price of approximately $399, funded by $299 of cash and $100 note which was paid in December 2000. BellSouth Colombia provides wireless service in the Eastern region of Colombia, which includes the capital city of Bogota, and in the Atlantic or coastal region.

        In July 2000, BellSouth Colombia acquired 100% of Cocelco, a wireless operator that since 1984 has been serving the Western region of Colombia, which includes the cities of Medellin and Cali. This acquisition was funded by a $385 capital contribution and a $30 shareholder loan from BellSouth. This transaction increased BellSouth's ownership interest in BellSouth Colombia to approximately 66.0%.

Divestitures

In November 2002, we sold our 100% ownership interest in Listel, our remaining Brazilian yellow pages operation, resulting in a pre-tax loss of $74, or $48 after tax. In January 2002, we exited our investment in OESP Midea, a Brazilian yellow pages provider, through the exercise of a put. There were no proceeds as the fair value of the put was $0.

        In August 2001, we sold our 24.5% ownership interest in SkyCell Communications, a wireless communications provider in India, for total proceeds of $21. The pre-tax gain on the sale was $24, or $19 after tax.

        In September 2001, we sold our 100% ownership interest in BellSouth International Wireless Services, a roaming clearinghouse, for total proceeds of $25. The pretax gain on the sale was $14, or $9 after tax.

        In July 2000, we sold our ownership interests in mobile data operations in Belgium, the Netherlands and the United Kingdom for total proceeds of $28. These sales generated a pre-tax net loss of $14 and a $30 after-tax gain resulting from tax benefits associated with the sale of the operations in the United Kingdom.

BELLSOUTH 2002    53

NOTE D – INTANGIBLE ASSETS

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). Under SFAS No. 142, we ceased to amortize goodwill, embedded goodwill related to equity investments and costs associated with indefinite life wireless licenses. In addition, our net earnings of equity affiliates reflect the impact of adopting this new accounting standard on the operations of our equity investments (the most significant of which is our investment in Cingular Wireless). As required by SFAS No. 142, we reassessed the expected useful lives of existing intangible assets. This reassessment resulted in changes to the expected useful lives of some of our Latin America wireless licenses.

        Cingular has FCC licenses that provide for the exclusive right to utilize certain radio frequency spectrum to provide cellular communication services. FCC licenses are issued for only a fixed time, generally ten years, and such licenses are subject to renewal by the FCC. Renewals of FCC licenses have occurred routinely and at nominal cost. Moreover, Cingular has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of its FCC licenses. As a result, the FCC licenses were treated as an indefinite-lived intangible asset under the provisions of SFAS No. 142 and will not be amortized but rather will be tested for impairment. Cingular will reevaluate the useful life determination for wireless licenses each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

        Summarized below are the major classes of intangible assets that will continue to be amortized under SFAS No. 142, as well as the carrying values of those intangible assets, which will no longer be amortized:

	December 31, 2001		December 31, 2002

	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization

Intangible assets subject to amortization:
Capitalized software	$2,208	$686	$2,557	$957
Wireless licenses	897	284	790	277
Customer related intangible assets	420	291	327	265
Other	36	11	37	12

Total	$3,561	$1,272	$3,711	$1,511
Intangible assets not subject to amortization:
Wireless licenses	$360	$23	$145	$7
MMDS licenses	$267	$26	$20	$–

        The following table presents current and expected amortization expense of the existing intangible assets as of December 31, 2002 for each of the following periods:

Aggregate amortization expense:
For the year ended December 31, 2002	$604
Expected amortization expense for the years ending December 31,:
2003	686
2004	729
2005	749
2006	761
2007	771

54    BELLSOUTH 2002

        The following table presents our 2000 and 2001 results on a basis comparable to the 2002 results, adjusted to exclude amortization expense related to goodwill and indefinite-lived wireless licenses.

	2000	2001	2002

Income before income taxes and cumulative effect of change in accounting principle – as reported	$6,431	$3,814	$4,416
Add back:
License amortization, net of tax	31	8	–
Goodwill amortization, net of tax	34	56	–
Equity method amortization, net of tax	15	61	–

Income before income taxes and cumulative effect of change in accounting principle – as adjusted	$6,511	$3,939	$4,416

Basic earnings per share:
Net income – as reported	$2.20	$1.31	$0.71
License amortization	.02	–	–
Goodwill amortization	.02	.03	–
Equity method amortization	.01	.03	–

Net income – as adjusted*	$2.24	$1.37	$0.71
Diluted earnings per share:
Net income – as reported	$2.18	$1.30	$0.71
License amortization	.02	–	–
Goodwill amortization	.02	.03	–
Equity method amortization	.01	.03	–

Net income – as adjusted*	$2.22	$1.36	$0.71

*Basic and diluted earnings per share for 2000 do not sum due to rounding.

Intangible asset impairments

As part of the adoption of SFAS No. 142, we were required to perform initial valuations to determine if any impairment of goodwill and indefinite-lived intangibles exists. We will continue to test embedded goodwill related to equity investments for impairment under accounting rules for equity investments, which are based on comparisons between fair value and carrying value.

        During the second quarter 2002, we completed the transitional impairment test required under SFAS No. 142. In accordance with SFAS No. 142, goodwill was tested for impairment by comparing the fair value of our reporting units to their carrying values. Fair values were determined by the assessment of future discounted cash flows. The fair values of our Latin America reporting units were less than the carrying value of these units. The allocation of fair values to identifiable tangible and intangible assets resulted in an implied valuation of the goodwill associated with these reporting units of $118. As a result, we recorded an impairment loss of $1,277, with no income tax benefit. Additionally, our equity investee, Cingular Wireless, completed its transitional impairment test in the second quarter of 2002 resulting in an impairment loss to BellSouth of $8 after tax. These impairment losses are recorded as a cumulative effect of change in accounting principle in the statements of income as of January 1, 2002.

        The changes in the carrying amount of goodwill by operating segment for 2002 are as follows:

	Domestic Wireless	Latin America	Total

Balance at December 31, 2001	$244	$1,395	$1,639
SFAS No. 142 impairment	–	(1,277)	(1,277)
Other changes	6	(21)	(15)

Balance at December 31, 2002	$250	$97	$347

        The $1,285 cumulative effect of change in accounting principle in the consolidated income statements includes $8 recorded through net earnings (losses) of equity affiliates. Other changes above consist primarily of foreign currency translation adjustments.

BELLSOUTH 2002    55

        As of December 31, 2001, we had Multichannel Multipoint Distribution Service (MMDS) licenses classified as held for sale under the transition provisions of SFAS No. 144. During our quarterly assessment, we evaluated the recoverability of the MMDS licenses for impairment. Based on a probability weighted cash flow assessment, we determined that the fair value of the licenses was less than the carrying amount. Accordingly, we adjusted the carrying value to the estimated fair value of $20, resulting in an impairment loss of $221. The charge is included in the provision for restructuring and asset impairments in the consolidated statements of income. In addition, the MMDS licenses were reclassified to held and used, as we no longer meet the criteria for held for sale classification under the provisions of SFAS No. 144.

        During 2001, we recorded an asset impairment loss of $89 to writedown previously capitalized software costs, as a result of terminating a purchasing software project.

NOTE E – BALANCE SHEET INFORMATION

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is summarized as follows at December 31:

	Estimated Depreciable Lives (In Years)	Average Remaining Life	2001	2002

Central office equipment	8-10	4.6	$25,375	$25,823
Outside plant	15-55	8.7	25,361	26,042
Operating and other equipment	5-15	3.4	5,209	4,289
Building and building improvements	25-45	28.0	4,264	4,532
Furniture and fixtures	10-15	9.3	2,511	2,388
Station equipment	6	2.9	617	722
Land	–	–	269	285
Plant under construction	–	–	726	354

			64,332	64,435
Less: accumulated depreciation			39,389	40,990

Property, plant and equipment, net			$24,943	$23,445

DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets are summarized as follows at December 31:

	2001	2002

Deferred activation and installation expenses	$1,748	$1,800
Prepaid pension and postretirement benefits	2,672	3,357
Other	702	569

Deferred charges and other assets	$5,122	$5,726

56    BELLSOUTH 2002

OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follows at December 31:

	2001	2002

Advanced billing and customer deposits	$687	$791
Interest and rents accrued	534	438
Taxes payable	505	225
Dividends payable	363	380
Salaries and wages payable	311	329
Accrued compensated absences	254	222
Restructuring and severance accrual	202	115
Other	445	397

Other current liabilities	$3,301	$2,897

OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities are summarized as follows at December 31:

	2001	2002

Deferred installation and activation revenues	$1,748	$1,800
Accrued pension and postretirement benefits	940	1,001
Deferred credits	832	790
Compensation related accruals	665	664
Minority interests in consolidated subsidiaries	441	205
Post employment benefits	262	265
Derivatives liability	85	374
Other	188	156

Other noncurrent liabilities	$5,161	$5,255

NOTE F – DEBT

DEBT MATURING WITHIN ONE YEAR

Debt maturing within one year is summarized as follows at December 31:

	2001	2002

Short-term notes payable:
Bank loans	$631	$510
Commercial paper	2,533	1,883
Current maturities of long-term debt	1,947	2,721

Debt maturing within one year	$5,111	$5,114

Weighted-average interest rate at end of period:
Bank loans	4.87%	4.22%
Commercial Paper	1.94%	1.33%
Credit Lines:
Committed credit lines	$2,506	$2,019
International uncommitted credit lines	10	40
International borrowings under uncommitted lines	9	11

        There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

BELLSOUTH 2002    57

LONG-TERM DEBT

Interest rates and maturities in the table below are for the amounts outstanding at December 31:

		2001	2002

Issued by BellSouth Telecommunications, Inc.
4.38%-6%	2003-2045	$507	$437
6.13%-7%	2003-2033	2,600	2,600
7.5%-8.25%	2032-2035	1,150	600
7%	2095	500	500
6%	Reset Put Securities due 2012	500	–
2.42%	Extendible Liquidity Securities due 2006	1,800	1,800
6.65%	Zero-to-Full Debentures due 2095	188	196
6.3%	Amortizing Debentures due 2015	306	299
Issued by BellSouth Corporation
5%-7.38%	2003-2039	4,049	3,849
7.75%-7.88%	2010-2030	2,000	2,000
7.12%	2097	500	500
4.11%	20-put-1 Securities due 2021	1,000	1,000
9.13%-9.19%	Guarantee of ESOP Debt	213	108
Issued by Foreign Operations
3.30%-9.25%	Argentina due 2003-2008	350	–
2.78%	Chile due 2004	180	180
2.91%-14.18%	Colombia due 2003-2006	771	722
6%-25.2%	Venezuela due 2003-2004	124	23
3.19%-5.15%	Peru due 2005	200	200
Capital leases and other		100	68
Unamortized discount, net of premium		(77)	(78)

		16,961	15,004
Current maturities		(1,947)	(2,721)
Long-term debt		$15,014	$12,283

        Several issues of long-term debt contain embedded options, which may require us to repurchase the debt or will alter the interest rate associated with that debt. Those issues, and their related options, are as follows:

Issue	Date of Put Option

20-put-1 Securities	Annually beginning April 2002
Extendible Liquidity Securities	Quarterly beginning Dec. 2000

        If the holders of the put options on the 20-put-1 Securities do not require us to repurchase the securities, the interest rates for these securities will be reset based on current market conditions. The extendible liquidity securities may be extended in thirteen-month increments by the holders of the notes but will not extend later than January 2006. The extendible liquidity securities bear interest at the three-month LIBOR, plus or minus a spread ranging from minus 0.02% to plus 0.06%. Some of the extendibles have not been extended.

        CRM, our subsidiary in Argentina, is in default on $490 of its US Dollar-denominated debt. The debt is classified as current in our consolidated December 31, 2002 balance sheet. This debt is non-recourse to BellSouth.

        The Amortizing Debentures pay against principal on a semi-annual basis and were issued with an original principal balance of $375. The Zero-to-Full Debentures will accrete to a total principal balance of $500 in 2015.

58    BELLSOUTH 2002

        Maturities of long-term debt outstanding, in principal amounts, at December 31, 2002 are summarized below. Maturities after the year 2007 include the final principal amount of $500 for the Zero-to-Full Debentures due in 2095.

Maturities
2003	$2,721
2004	536
2005	831
2006	2,120
2007	–
Thereafter	9,100

Total	$15,308

        At December 31, 2002, we had a shelf registration statement on file with the Securities and Exchange Commission under which $2,250 of debt securities could be publicly offered.

NOTE G – SHAREHOLDERS' EQUITY

COMMON STOCK AUTHORIZED

Our articles of incorporation authorize the issuance of 8,650,000,000 shares of common stock, par value $1 per share. Our Board of Directors is authorized to create from the unissued common stock one or more series, and, prior to the issuance of any shares in any particular series, to fix the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of such series. The Board has not created any series of common stock.

PREFERRED STOCK AUTHORIZED

Our articles of incorporation authorize 100 million shares of cumulative first preferred stock having a par value of $1 per share, of which 30 million shares have been reserved and designated series B for possible issuance under a shareholder rights plan. As of December 31, 2002, no preferred shares had been issued. The series A first preferred stock was created for a previous shareholder rights plan which has expired.

SHAREHOLDER RIGHTS PLAN

In 1999, we adopted a shareholder rights plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-thousandth of a share of series B first preferred stock for $200.00 per share. The rights maybe exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 10% or more of the common stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock, or units of preferred stock with the same voting and economic characteristics, at half price. The rights currently trade with BellSouth common stock and maybe redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in December 2009.

SHARES HELD IN TRUST AND TREASURY

During 1996 and 1997, we issued shares to grantor trusts to provide partial funding for the benefits payable under certain nonqualified benefit plans. The trusts are irrevocable, and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. The assets held in the trusts consist of cash and 35.8 million shares of BellSouth common stock at December 31, 2001 and 37.4 million shares at December 31, 2002. Of the total shares of BellSouth common stock held by the

BELLSOUTH 2002    59

trusts at December 31, 2001, 31.9 million were issued directly from us to the trusts out of previously issued shares and 3.9 million shares were acquired in open market transactions through the use of the trusts' funds. At December 31, 2002, 33.5 million were issued directly from us and 3.9 million shares were acquired in open market transactions.

        The total cost of the shares issued by us as of the date of funding the trusts is included in common stock and paid-in capital; however, because these shares are not considered outstanding for financial reporting purposes, the shares are included within shares held in trust and treasury, a reduction to shareholders' equity. In addition, there is no earnings per share impact of these shares. The cost of shares acquired in open market purchases by the trusts are also included in shares held in trust and treasury.

        In addition to shares held by the grantor trusts, shares held in trust and treasury includes treasury shares. In July 2002, we announced our intention to purchase up to $2 billion of our outstanding common stock through December 31, 2003. Since the announcement, we purchased 14.7 million shares for an aggregate of $356, resulting in total purchases for 2002 of 22.3 million shares for an aggregate of $591. No share purchases were made during 2001. We have reissued a total 5.4 million shares in 2001 and 4.9 million shares in 2002 under various employee and director benefit plans.

        Shares held in trust and treasury, at cost, as of December 31 are comprised of the following:

	2001		2002

	Shares	Amount	Shares	Amount

Shares held by grantor trusts	35,755,505	$565	37,440,229	$615
Shares held in treasury	106,987,374	4,431	122,739,244	4,757

Shares held in trust and treasury	142,742,879	$4,996	160,179,473	$5,372

GUARANTEE OF ESOP DEBT

The amount equivalent to the guarantee of the amortizing notes issued by our ESOP trusts is presented as a reduction to shareholders' equity. The amount recorded as a decrease in shareholders' equity represents the cost of unallocated BellSouth common stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. See Note H for further information.

60    BELLSOUTH 2002

NOTE H – EMPLOYEE BENEFIT PLANS

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Substantially all of our non represented and represented employees are covered by non contributory defined benefit pension plans, as well as postretirement health and life insurance welfare plans.

        The pension plan covering non represented employees is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The 2001 and 2002 projected benefit obligations assume additional credits greater than the minimum levels specified in the written plan. For represented employees, pension benefits earned prior to 1999 are based on specified benefit amounts and years of service through 1998. Benefits earned in 1999 and subsequent years are calculated under a cash balance plan that is based on an initial cash balance amount, negotiated pension band increases and interest credits. The 2001 and 2002 represented pension obligations include the projected effect of future bargained-for improvements. The valuation of the nonrepresented health care plan anticipates cost sharing adjustments for eligible employees who retire after December 31, 1991. The written plan provides for caps on the company portion of premium expense for these employees. However, some cost sharing of medical trend inflation above the caps is considered in the valuation because of past practice.

        The following tables summarize benefit costs, as well as the assumptions, benefit obligations, changes in plan assets and funded status at or for the years ended December 31:

Pension Benefits	2001	2002

Change in benefit obligation:
Benefit obligation at the beginning of the year	$12,264	$11,928
Service cost	209	177
Interest cost	919	809
Amendments	(536)	–
Actuarial loss	587	437
Benefits and lump sums paid	(1,376)	(2,000)
Spin-off associated with Cingular	(163)	–
Curtailment	24	34
Special termination benefits	–	1

Benefit obligation at the end of the year	$11,928	$11,386

Change in plan assets:
Fair value of plan assets at the beginning of the year	$19,406	$16,617
Actual loss on plan assets	(1,193)	(1,279)
Benefits and lump sums paid	(1,376)	(2,000)
Spin-off associated with Cingular	(220)	–

Fair value of plan assets at the end of year	$16,617	$13,338

	2001	2002

Funded status:
As of the end of the year	$4,689	$1,952
Unrecognized prior service cost	(542)	(472)
Unrecognized net (gain) loss	(1,777)	1,535
Unrecognized net asset	(24)	(5)

Prepaid pension cost	$2,346	$3,010

BELLSOUTH 2002    61

        Pension plan assets included BellSouth common stock of $9 at December 31, 2001 and $8 at December 31, 2002.

	2001	2002

Amounts recognized in the consolidated balance sheets at December 31:
Prepaid pension cost	$2,435	$3,088
Accrued pension liability	(89)	(78)

Net amount recognized	$2,346	$3,010

	2000	2001	2002

Components of net pension benefit:
Service cost	$188	$209	$177
Interest cost	918	919	809
Expected return on plan assets	(1,537)	(1,655)	(1,598)
Amortization of prior service cost	26	(31)	(50)
Amortization of actuarial gain	(267)	(220)	(145)
Amortization of transition asset	(21)	(19)	(19)

Net pension benefit	$(693)	$(797)	$(826)

Weighted-average assumptions used in developing pension information include:
Discount rate	7.75%	7.25%	6.75%
Expected return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increase	5.30%	5.10%	5.10%

        Based on the significant decline in equity markets in recent years, we have adjusted our assumption for long-term expected return on plan assets to 8.50% effective January1, 2003.

Retiree Health and Life	2001	2002

Change in benefit obligation:
Benefit obligation at the beginning of the year	$5,750	$6,315
Service cost	42	51
Interest cost	428	453
Amendments	426	–
Actuarial loss	55	916
Benefits and lump sums paid	(355)	(400)
Spin-off associated with Cingular	(10)	–
Curtailment	(21)	39
Special termination benefits	–	13

Benefit obligation at the end of the year	$6,315	$7,387

Change in plan assets:
Fair value of plan assets at the beginning of the year	$3,445	$3,163
Actual loss on plan assets	(371)	(461)
Employer contribution	425	493
Plan participants' contributions	19	25
Benefits and lump sums paid	(355)	(400)

Fair value of plan assets at the end of year	$3,163	$2,820

Funded status:
As of the end of the year	$(3,152)	$(4,567)
Unrecognized prior service cost	506	335
Unrecognized net loss	1,573	3,213
Unrecognized net obligation	459	365

Accrued benefit cost	$(614)	$(654)

62    BELLSOUTH 2002

        Retiree health and life assets included BellSouth common stock of $5 at December 31, 2001 and $5 at December 31, 2002.

	2001	2002

Amounts recognized in the consolidated balance sheets at December 31:
Prepaid benefit cost	$237	$269
Accrued benefit liability	(851)	(923)

Net amount recognized	$(614)	$(654)

	2000	2001	2002

Components of net other postretirement benefit cost:
Service cost	$56	$42	$51
Interest cost	399	428	453
Expected return on plan assets	(270)	(299)	(323)
Amortization of prior service cost	86	65	164
Amortization of actuarial loss	25	31	34
Amortization of transition obligation	82	79	75

Net postretirement benefit cost	$378	$346	$454

Weighted-average assumptions used in developing other post-retirement information include:
Discount rate	7.75%	7.25%	6.75%
Expected return on assets	8.25%	8.25%	8.25%
Rate of compensation increase	4.80%	4.80%	4.80%
Health care cost trend rate Pre-65	9.00%	8.50%	8.00%
Health care cost trend rate Post-65	11.60%	11.10%	10.50%

        The health care cost trend rates used to value the accumulated postretirement obligation as of December 31, 2002 are as follows:

Pre-age 65:	10.0% decreasing by .5% per year to 5.5% in 2012 and thereafter.
Post-age 65:	12.0% decreasing by 1.0% per year to 10% in 2005, then by 0.75% per year to 8.5% in 2007, then by 0.5% per year to 5.5% in 2013 and thereafter.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in assumed health care cost trend rates would have the following effects as of December 31, 2002:

	1-Percentage Point Increase	1-Percentage Point Decrease

Effect on total service and interest cost components	$40	$(32)
Effect on other benefit obligation	$529	$(440)

Pension Settlements and Curtailments

The change in net pension income and net other post-retirement benefit cost is affected by several variables, including asset gains and experience losses; and changes in actuarial assumptions such as discount rate, return on plan assets and health care trend rates. The consolidated net pension benefit and other post retirement benefit cost amounts above are exclusive of settlement, curtailment and special termination benefit effects.

        In 2002, work force reduction activity resulted in a curtailment charge of $66 for other post retirement benefits and a curtailment gain of $21 for pensions. The 2002 activity also resulted in a special termination benefits charge of $13 for other post retirement benefits. In 2001, work force reduction activity resulted in a curtailment charge of $25 for other post retirement benefits. Work force reduction activity in 2000 resulted in other post retirement special termination benefits of $8.

        In 2002, lump-sum pension distributions for the pension plans exceeded the settlement threshold equal to the sum of the service cost and interest cost components of net periodic pension costs. This

BELLSOUTH 2002    63

resulted in recognition of a settlement gain of $167, or $100 after tax, for all cash settlements under the plan. In 2000, we exceeded the settlement threshold resulting in recognition of a settlement gain of $362, or $223 after-tax, for all cash settlements under the plan.

Activity related to Cingular

In first quarter 2001, we recognized a curtailment loss of $72 in accordance with provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The loss resulted from accelerated recognition of prior service cost in excess of the decrease in our postretirement benefit obligation for the wireless employees that will be covered under Cingular's postretirement benefit plans.

        We also transferred a portion of our prepaid pension cost and accrued retiree health and life benefit cost to Cingular. The transfer was accounted for as a spin-off. The result was a reduction to the prepaid pension balance retained at BellSouth and a reduction to the postretirement benefit liability retained at BellSouth. The following amounts were transferred to Cingular:

	Prepaid Pension	Accrued Retiree Health and Life

Benefit obligation transferred	$163	$10
Market value of assets	220	–

Funded status	57	(10)
Unrecognized prior service cost	–	–
Unrecognized net (gain) loss	(37)	2
Unrecognized net obligation	–	1

Prepaid (accrued) position	$20	$(7)

Supplemental Executive Retirement Plan

We also maintain a nonqualified supplemental retirement plan for certain employees. The unfunded accumulated benefit obligations were $374 at December 31, 2002 and $352 at December 31, 2001. Accumulated other comprehensive income, net of deferred taxes, of $70 at December 31, 2002 and $79 at December 31, 2001 was recognized pursuant to paragraph 37 of SFAS No. 87, "Employers' Accounting for Pensions." The expense associated with this plan was $46 in 2000, $55 in 2001 and $58 in 2002.

DEFINED CONTRIBUTION PLANS

We maintain several contributory savings plans that cover substantially all employees. The BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan (collectively, the Savings Plans) are tax-qualified defined contribution plans. Assets of the plans are held by two trusts (the Trusts) which, in turn, are part of the BellSouth Master Savings Trust.

        In 1990, we incorporated a leveraged Employee Stock Ownership Plan (ESOP) into the Savings Plans. The Trusts borrowed $850 by issuing amortizing notes that are guaranteed by BellSouth. The Trusts used the loan proceeds to purchase shares of BellSouth common stock in the open market. These shares are held in suspense accounts in the Trusts; a scheduled number of shares is released for allocation to participants as each semiannual loan payment is made. The Trusts service the debt with contributions from us and with dividends paid on the shares held by the Trusts. None of the shares held by the Trusts is subject to repurchase.

        We match a portion of employees' eligible contributions to the Savings Plans at rates determined annually by the Board of Directors. Our matching obligation is fulfilled with shares released from the suspense accounts semiannually for allocation to participants. The number of shares allocated to each participant's account is based on the market price of the shares at the time of allocation. If shares

64    BELLSOUTH 2002

released for allocation do not fulfill our matching obligation, we make further contributions to the Trusts to fund the purchase of additional shares in the open market to fulfill the remaining obligation.

        We recognize expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to retained earnings, and all ESOP shares are included in the computation of earnings per share.

	2000	2001	2002

Compensation cost	$33	$37	$38
Interest expense	$19	$15	$9
Actual interest on ESOP Notes	$30	$22	$12
Cash contributions, excluding dividends paid to the trusts	$75	$79	$84
Dividends paid to the trusts, used for debt service	$41	$39	$34
Shares allocated to participants (millions)	48.3	53.4	58.6
Shares unallocated (millions)	15.2	10.1	4.9

NOTE I – STOCK COMPENSATION PLANS

Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," for stock-based employee compensation. Previously, we applied the intrinsic value method permitted under SFAS No. 123 in accounting for our stock-based compensation plans. Through our application of the intrinsic value method, no compensation cost related to stock options was reflected in previously reported results, as all options granted had an exercise price equal to the market value of the underlying stock on the date of grant. We elected to adopt the fair value recognition method using the retroactive restatement alternative provided by SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure." Accordingly, all prior periods presented have been restated to reflect the compensation cost that would have been recorded had the fair value expense recognition provisions of SFAS No. 123 been applied. As a result of applying the restatement provisions of SFAS No. 148, stock-based compensation cost related to stock options of $167 ($102 net of tax or $0.05 per share) for 2000, $203 ($123 net of tax or $0.07 per share) for 2001 and $159 ($100 net of tax or $0.05 per share) for 2002 is included in our results of operations. Net income and earnings per share for 2000, 2001 and 2002 were decreased by the net amounts shown above. The balances for retained earnings for all periods presented have been adjusted for the effect (net of income taxes) of applying retroactively the fair value method of accounting for stock-based compensation.

        At December 31, 2002, we have stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The number of shares available for future grant under the BellSouth Corporation Stock Plan (as amended on December 5, 2000) is equal to 1.25% of total BellSouth shares outstanding at the time of grant, plus, for each prior calendar year since the effective date of the plan, the excess of shares available for grant in that calendar year over the number of shares granted in that calendar year. Prior to adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

BELLSOUTH 2002    65

        The following table summarizes the activity for stock options outstanding:

	2000	2001	2002

Options outstanding at January 1	71,699,081	84,814,050	93,467,300
Options granted	23,598,035	16,361,471	19,376,330
Options exercised	(7,792,877)	(5,344,850)	(3,757,663)
Options forfeited	(2,690,189)	(2,363,371)	(2,757,502)
Options outstanding at December 31	84,814,050	93,467,300	106,328,465

Weighted-average option prices per common share:
Outstanding at January 1	$27.73	$33.09	$35.10
Granted at fair market value	$44.89	$42.10	$35.98
Exercised	$17.46	$21.02	$17.55
Forfeited	$39.58	$44.25	$42.44
Outstanding at December 31	$33.09	$35.10	$35.68
Weighted-average fair value of options granted at fair market value during the year	$13.46	$10.99	$9.39
Options exercisable at December 31	33,224,789	53,116,756	64,431,978
Shares available for grant at December 31	39,384,921	46,102,961	48,345,455

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2000	2001	2002

Expected life (years)	5	5	5
Dividend yield	1.69%	1.81%	2.19%
Expected volatility	27.0%	26.0%	29.0%
Risk-free interest rate	6.27%	4.74%	4.03%

The following table summarizes information about stock options outstanding at December 31, 2002:

Outstanding				Exercisable
Exercise Price Range	Options (millions)	Average Life(a)	Average Exercise Price	Options (millions)	Average Exercise Price

$13.41 - $15.94	5.4	1.75	$14.94	5.4	$14.94
$16.50 - $22.19	18.0	3.43	$21.63	18.0	$21.63
$22.20 - $30.91	18.0	6.50	$29.95	12.8	$30.70
$31.03 - $41.00	17.6	8.77	$38.95	3.2	$38.10
$41.26 - $51.78	47.3	7.22	$44.37	25.0	$44.86

$13.41 - $51.78	106.3	6.43	$35.68	64.4	$32.70

(a) Average contractual life remaining in years.

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NOTE J – INCOME TAXES

The consolidated balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the consolidated balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the consolidated financial statements and as measured by tax laws using enacted tax rates.

The provision for income taxes is summarized as follows:

	2000	2001	2002

Current
Federal	$1,559	$1,440	$494
State	100	88	36
Foreign	104	97	109

	$1,763	$1,625	$639

Deferred, net
Federal	$545	$(277)	$1,127
State	87	41	113
Foreign	(25)	25	(34)

	$607	$(211)	$1,206

Investment tax credits, net
Federal	$(39)	$(33)	$(27)
Foreign	(18)	(14)	(10)

	$(57)	$(47)	$(37)

Total provision for income taxes	$2,313	$1,367	$1,808

Temporary differences which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:

	2001	2002

Unrealized loss on marketable securities	$601	$6
Loan impairments	–	112
Operating loss and tax credit carry forwards	425	869
Capital loss carry forwards	–	326
Restructuring accrual	216	161
Allowance for uncollectibles	172	112
Foreign subsidiary basis differential	130	–
Regulatory accruals	64	25
Other	176	79

	1,784	1,690

Valuation allowance	(470)	(906)

Deferred tax assets	$1,314	$784

Property related	$(2,968)	$(3,171)
Equity investments	(641)	(982)
Issue basis accounting	(288)	(246)
Licenses	(190)	(126)
Compensation related	(22)	(190)
Other	(99)	(176)

Deferred tax liabilities	(4,208)	(4,891)

Unamortized investment tax credits	(54)	(27)

Net deferred tax liability	$(2,948)	$(4,134)

        Valuation allowances increased by $436 in 2002 for foreign and state operating losses and state credits that may not be utilized during the carry forward period. Approximately 60% of the operating losses are in foreign jurisdictions with expirations in years between 2004 and 2007. The remainder are state losses and credit carry-forwards expiring in various years beginning in 2004.

BELLSOUTH 2002    67

        The net deferred tax liability at December 31, 2002 included a current asset balance of $318 and a noncurrent liability balance, including investment tax credits, of $4,452. The net deferred tax liability at December 31, 2001 included a current asset balance of $97 and a noncurrent liability balance, including investment tax credits, of $3,045.

        A reconciliation of the federal statutory income tax rate to our effective tax rate follows:

	2000	2001	2002

Federal statutory tax rate	35.0%	35.0%	35%
State income taxes, net of federal income tax benefit	1.9	2.3	2.2
Net earnings (losses) of equity affiliates	–	1.9	(0.3)
Change in foreign valuation allowance	1.0	1.8	7.1
Investment tax credits	(0.7)	(0.9)	(0.6)
Tax over book basis in foreign investments	(0.7)	(3.2)	(0.9)
Other	(0.5)	(1.1)	(1.6)

Effective tax rate	36.0%	35.8%	40.9%

        The increase in the 2002 effective tax rate was driven by the recording of a foreign tax valuation allowance, deferring recognition of the tax benefits generated by losses at operations in Argentina. The valuation allowance is necessary due to a potentially limited tax carry-forward period.

        Even though the rate in 2001 remained consistent with 2000, the 2001 provision includes recognition of a deferred tax asset of $122 related to the excess of tax basis over book basis in our investment in E-Plus. This asset was recognized when it became apparent this temporary difference would reverse in the foreseeable future due to a decision to exchange shares in E-Plus for shares in KPN. In addition, the rate was negatively impacted by an increase in losses from foreign equity investments, which are reported net of tax, and the write-down of equity investments for which no state tax benefits were recorded.

        At December 31, 2002, the deferred tax liability related to approximately $884 of cumulative unrepatriated earnings on consolidated foreign subsidiaries and equity investments in unconsolidated businesses was excluded under SFAS No. 109 because such earnings are intended to be reinvested indefinitely. The determination of the deferred tax liability is not practicable at this time.

NOTE K – SUPPLEMENTAL CASH FLOW
INFORMATION

	2000	2001	2002

Cash paid for:
Income taxes	$2,031	$1,371	$940

Interest	$1,242	$1,321	$1,238

During 2001, we tendered 1.7 million shares of our investment in Qwest as payment for services rendered in connection with a wholesale services agreement.

NOTE L – SEGMENT INFORMATION

We have four reportable operating segments: (1) Communications group; (2) Domestic wireless; (3) Latin America; and (4) Domestic advertising and publishing.

        During fourth quarter 2000, we contributed our domestic wireless operations to a joint venture with SBC Communications, forming the second largest wireless carrier in the US, Cingular. We own an approximate 40% economic interest in the venture and share control with SBC. We account for the investment under the equity method. For management purposes we evaluate our domestic wireless segment based on our proportionate share of Cingular's results. Accordingly, results for our domestic wireless segment for all of 2002 and 2001 and the last three months of 2000 reflect the proportional

68    BELLSOUTH 2002

consolidation of 40% of Cingular's results, whereas the first nine months of 2000 and all of 1999 reflect the historical results of our wireless business that have been contributed to Cingular.

        The following table provides information for each operating segment:

	2000	2001	2002

Communications group
External revenues	$18,143	$18,927	$18,334
Intersegment revenues	312	144	155
Total segment revenues	18,455	19,071	18,489
Depreciation and amortization	3,786	4,045	4,081
Segment Operating income	5,885	5,653	4,975
Interest expense	699	597	498
Net earnings (losses) of equity affiliates	(1)	–	–
Income taxes	1,923	1,853	1,694
Segment net income	$3,294	$3,234	$2,787
Segment assets	$30,581	$32,525	$31,925
Equity method investments	$5	$–	$–
Capital expenditures	$5,440	$5,125	$3,337
Domestic wireless
External revenues	$4,257	$5,643	$5,891
Intersegment revenues	24	–	–
Total segment revenues	4,281	5,643	5,891
Depreciation and amortization	642	767	740
Segment Operating income	510	1,020	1,086
Interest expense	177	328	364
Net earnings (losses) of equity affiliates	146	(29)	(106)
Income taxes	165	251	224
Segment net income	$297	$425	$357
Segment assets	$7,192	$9,012	$9,649
Capital expenditures	$845	$1,262	$1,234
Latin America
External revenues	$2,906	$2,910	$2,233
Intersegment revenues	60	25	5
Total segment revenues	2,966	2,935	2,238
Depreciation and amortization	605	605	440
Segment Operating income	40	268	279
Interest expense	178	215	144
Interest income	32	36	23
Net earnings (losses) of equity affiliates	(45)	(36)	(10)
Income tax expense (benefit)	(20)	59	(30)
Segment net income (loss)	$(158)	$(58)	$104
Segment assets	$6,971	$6,574	$3,717
Equity method investments	$221	$127	$108
Capital expenditures	$818	$500	$247
Domestic advertising and publishing
External revenues	$2,042	$2,073	$2,084
Intersegment revenues	24	18	24
Total segment revenues	2,066	2,091	2,108
Depreciation and amortization	28	28	27
Segment Operating income	1,027	1,024	901
Interest expense	14	16	12
Income taxes	389	388	341
Segment net income	$626	$623	$547
Segment assets	$1,688	$1,843	$1,703
Capital expenditures	$55	$63	$29

BELLSOUTH 2002    69

RECONCILIATION TO
CONSOLIDATED FINANCIAL INFORMATION

	2000	2001	2002

Operating revenues
Total reportable segments	$27,768	$29,740	$28,726
Cingular proportional consolidation	(1,198)	(5,540)	(5,737)
Domestic wireless roamer adjustment	(267)	–	–
Customer premises equipment revenues	109	13	–
Florida gross receipts tax	57	44	–
Unbilled receivable adjustment	–	–	(163)
Refund of customer late fees in Florida	–	–	(108)
Corporate, eliminations and other	(318)	(127)	(278)

Total consolidated	$26,151	$24,130	$22,440

Operating income
Total reportable segments	$7,462	$7,965	$7,241
Cingular proportional consolidation	(153)	(1,020)	(1,008)
USE Settlement	(203)	–	–
Provision for restructurings and asset impairments	(606)	(431)	(914)
Pension settlement gains (losses)	362	–	(167)
Unbilled receivable adjustment	–	–	(163)
Adjustment to ISP accrual	–	(143)	–
Refund of customer late fees in Florida	–	–	(108)
Corporate, eliminations and other	(145)	(233)	(135)

Total consolidated	$6,717	$6,138	$4,746

Net Income
Total reportable segments	$4,059	$4,224	$3,795
Foreign currency transaction losses	(82)	(230)	(597)
USE Settlement	(125)	–	–
Brazil loan impairments	–	–	(263)
Net gains on ownership transactions	360	28	806
Provision for restructurings and asset impairments	(393)	(274)	(589)
Pension settlement gains (losses)	223	–	(100)
Unbilled receivable adjustment	–	–	(101)
Net losses on sale or impairment of securities	–	(1,263)	(274)
FAS 142 impairment charge	–	–	(1,285)
Adjustment to ISP accrual		(88)	–
Early extinguishment of debt	–	–	(22)
Refund of customer late fees in Florida	–	–	(70)
Corporate, eliminations and other	76	50	23

Total consolidated	$4,118	$2,447	$1,323

70    BELLSOUTH 2002

        The Cingular proportional consolidation shown above represents the amount necessary to reconcile the proportional results of Cingular to GAAP results. We have also adjusted the domestic wireless segment's revenues and expenses in 2000 to treat revenues and expenses related to roaming activity on a basis consistent with Cingular's results. The customer premises equipment and Florida gross receipts tax represent adjustments to the Communications group's prior operating activity to conform prior activity to the current structure of these transactions.

        Reconciling items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature. Net gain (loss) on sale of operations include: for 2000, gains from the restructuring of the investment in E-Plus and the redemption of AT&T from the AB Cellular partnership; in 2001, gains from the sale of investments in SkyCell and BellSouth International Wireless Services; in 2002, a gain from the conversion of our ownership interest in E-Plus and a loss associated with the disposal of one of our Brazilian advertising and publishing companies.

        Net revenues to external customers are based on the location of the customer. Geographic information as of December 31 is as follows:

	United States	Inter- national	Total

2000:
Revenues	$23,245	$2,906	$26,151
Long-lived assets	37,571	5,948	43,519
2001:
Revenues	$21,220	$2,910	$24,130
Long-lived assets	39,936	5,255	45,191
2002:
Revenues	$20,207	$2,233	$22,440
Long-lived assets	39,106	2,511	41,617

NOTE M – FINANCIAL INSTRUMENTS

The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. The fair value for BST's long-term debt is estimated based on the closing market prices for each issue at December 31, 2001 and 2002. Fair value estimates for the Guarantee of ESOP Debt, BellSouth Corporation long-term debt, foreign exchange contracts, foreign currency swaps and interest rate swaps are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that we could realize in a current market exchange.

BELLSOUTH 2002    71

        Following is a summary of financial instruments comparing the fair values to the recorded amounts as of December 31:

	2001

	Recorded Amount	Estimated Fair Value

Debt:
Issued by BST	$7,551	$7,568
Issued by BellSouth Corporation	10,521	10,856
Issued by Latin America entities	1,834	1,834
Other debt and discounts	6	6
Guarantee of ESOP debt	213	213

	20,125	20,477
Interest rate swaps	(37)	(37)
Forwards	(39)	(39)
	2002

	Recorded Amount	Estimated Fair Value

Debt:
Issued by BST	$6,439	$6,738
Issued by BellSouth Corporation	9,231	10,047
Issued by Latin America entities	1,634	1,198
Other debt and discounts	(15)	(15)
Guarantee of ESOP debt	108	108

	17,397	18,076
Interest rate swaps	(111)	(111)
Foreign currency swaps	(263)	(263)

DERIVATIVE FINANCIAL INSTRUMENTS

We are, from time to time, party to currency swap agreements, interest rate swap agreements and foreign exchange forward contracts in our normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose us to market risks and credit risks. We control the credit risks associated with these instruments through the evaluation and continual monitoring of the creditworthiness of the counter parties. In the event that a counter party fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential, not the full notional or contract amount. We believe that such contracts and agreements have been executed with creditworthy financial institutions. As such, we consider the risk of nonperformance to be remote.

INTEREST RATE SWAPS

We enter into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. We were a party to various interest rate swaps, which qualify for hedge accounting and we believe are 100% effective, with an aggregate notional amount of $1,195 at December 31, 2001 and $1,120 at December 31, 2002. The following table summarizes the average rates of these agreements:

	At December 31,

	2001	2002

Pay fixed/receive variable:
Rate paid	5.88%	5.75%
Rate received	1.96%	1.63%

        The swaps mature in 2005.

72    BELLSOUTH 2002

FOREIGN CURRENCY SWAPS

In March 2002 we entered into three foreign currency swap contracts, which qualify as cash flow hedges, to mitigate foreign currency risk on loans we extended to KPN for approximately €2,154. As of December 31, 2002 there were two remaining swaps that lock-in the foreign exchange rate of 0.8727 €:$ for the two payments of principal along with the quarterly interest payments due during 2003 and 2004.

FORWARDS

In August 2001, we loaned €1,510 to E-Plus with an expected March 1, 2004 due date, at LIBOR plus 310 basis points. In October 2001, we loaned an additional €525 with an expected March 1, 2004 due date, at LIBOR plus 185 basis points. Simultaneously with these transactions, in order to mitigate foreign currency risk, we also entered into forward contracts to sell €1,510 at the rate of 0.9158 €:$ and €525 at a rate of 0.8914 €:$, with a March 1, 2004 settlement date. In March 2002, KPN purchased the loans to E-Plus and issued new debt to us. We unwound the foreign-currency forward contracts associated with the original loans to E-Plus and recognized a gain of $31, or $20 after tax.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject us to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables, other than those from long distance carriers, are limited due to the composition of the customer base, which includes a large number of individuals and businesses. Accounts receivable from long distance carriers totaled $492 at December 31, 2001 and $275 at December 31, 2002.

NOTE N – CHANGE IN FUNCTIONAL CURRENCY

In Argentina, we own a 65% interest in CRM, a wireless communications company, which we consolidate in our financial statements. In January 2002, the Argentine government announced economic reforms, including a devaluation of its national currency, the Argentine Peso. The Argentine Peso has lost over 71% of its value as compared to the US Dollar since the beginning of 2002. Based on the net monetary position of CRM, we recorded foreign currency transaction losses of $683 during 2002. We are recording a valuation allowance on the net operating losses, deferring recognition of the tax benefits generated by these losses due to the potentially limited tax carry forward period in Argentina.

        In Venezuela, we own a 78.2% interest in Telcel, a wireless communications company, which we consolidate in our financial statements. In February 2002, the Venezuelan government let the Bolivar float freely. The Bolivar has devalued approximately 44% since the beginning of our fiscal period 2002. Based on Telcel's net monetary position, we recorded foreign currency transaction gains of $89 in 2002. In addition, Venezuela is no longer considered a hyper inflationary economy, which resulted in a change in the functional currency from the US Dollar to the Bolivar. As a result, the remeasurement of non-monetary assets and liabilities is reflected as a foreign currency translation adjustment in the other comprehensive income portion of shareholders' equity.

        In January 2003, Venezuela's central bank halted foreign exchange trading to stem capital flight during a seven-week-old opposition strike to the President. Venezuela's local Bolivar currency has lost nearly a third of its value against the US Dollar since the strike against the President began on December 2, 2002. In February 2003, Venezuela's central bank fixed the Bolivar's exchange rate at 1,596 Bolivar to the US Dollar. Because of the net monetary position of this entity, depreciation of the Bolivar results in foreign currency transaction gains being recognized in the income statement. The depreciation of the Bolivar, however, will have the effect of lowering both local currency revenues and expenses when translated into the US Dollar for financial reporting purposes. In addition, inflation in Venezuela is increasing at a significant rate, which absent price increases, could negatively affect our

BELLSOUTH 2002    73

earnings. If the three-year cumulative inflation rate exceeds 100%, the economy will be considered hyper inflationary resulting in a requirement to change the functional currency to the US Dollar.

NOTE O – COMMITMENTS AND CONTINGENCIES

LEASES

We have entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $314 for 2000, $240 for 2001, and $205 for 2002. Capital leases currently in effect are not significant.

        The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 2002:

Minimum Rentals

2003	$117
2004	108
2005	104
2006	86
2007	64
Thereafter	242

Total	$721

OUTSIDE PLANT

We currently self-insure all of our outside plant against casualty losses. Such outside plant, located in the nine southeastern states served by BST, is susceptible to damage from severe weather conditions and other perils. The net book value of outside plant was $7,462 at December 31, 2001 and $7,308 at December 31, 2002.

OUTSOURCING CONTRACTS

Beginning in 1997, we contracted with various entities to outsource the performance of certain engineering functions, as well as our information technology operations and application development. These contracts expire at various dates through 2009, are generally renewable, and are cancelable upon the payment of additional fees or for nonperformance. Future minimum payments for these contracts range from $377 to $647 annually over the contract periods.

        As of December 31, 2002,we have several significant commitments with large vendors to purchase telecommunications equipment, software and services totaling $659. These commitments expire in years ranging from 2003 to 2006.

PUT-CALL PROVISIONS

Venezuela

We own approximately 78% of Telcel, our Venezuelan operation. Telcel's other major shareholder holds an indirect 21% interest in Telcel. Under a Stock Purchase Agreement, that shareholder has the right to require us to purchase (the puts), and we have the right to require that shareholder to sell (the calls) to us, approximately half of that shareholder's interest in Telcel in 2000 and the remaining balance in 2002. If we exercise our call right, we would purchase that shareholder's interest at between 100% and 120% of its appraised fair value. If the shareholder elects to require us to purchase the interest, we would do so at between 80% and 100% of its appraised fair value. In 2000, the shareholder initiated a process for appraising the value of its interest in Telcel, but the process was not completed. We are currently in arbitration with our partner in which each of us and our partner have alleged breaches by the other of the Stock Purchase Agreement and ancillary agreements, along with related

74    BELLSOUTH 2002

claims. At this time we are unable to predict the outcome of this arbitration and, therefore, cannot determine the financial implications of this matter. We cannot determine who will exercise their rights under the agreement, or the amount if exercised.

Colombia

We own approximately 66% of BellSouth Colombia. Our partner holds the remaining 34% interest. We have agreed with our partner to a series of related put and call agreements where by we can acquire, or could be compelled by our partner to acquire, additional shares of the company, up to the partner's entire interest, at a price approximately equal to appraised fair value. Our partner currently has the right to put to us approximately one-half of his 34% interest in the Colombian operations. The put expires in June 2005. The remaining balance can be put to us beginning in 2006 until 2009. Our first call option for up to a number of shares currently equal to approximately 10.5% of BellSouth Colombia's outstanding common stock is first exercisable beginning in December 2003. We cannot determine who will exercise their rights under the agreement, or the amount if exercised.

RECIPROCAL COMPENSATION

Following the enactment of the Telecommunications Act of 1996, our telephone company subsidiary, BellSouth Telecommunications, Inc. (BST), and various competitive local exchange carriers entered into interconnection agreements providing for, among other things, the payment of reciprocal compensation for local calls initiated by the customers of one carrier that are completed on the network of the other carrier. These agreements were the subject of litigation before various regulatory commissions. After an FCC ruling in April 2001 prescribing new rates, BellSouth settled its claims with competitors for traffic occurring through mid-June 2001, and entered into agreements that contained the FCC rates for traffic occurring from mid-June 2001 forward. The District of Columbia Circuit Court of Appeals, in the second quarter of 2002, remanded the ruling to the FCC to implement a rate methodology consistent with the Court's opinion. The FCC's previous rules and rates remain in effect while it reconsiders them. A change in the rules or rates could increase our expenses.

REGULATORY MATTERS

Beginning in 1996, we operated under a price regulation plan approved by the South Carolina Public Service Commission under existing state laws. In April 1999, however, the South Carolina Supreme Court invalidated this price regulation plan. In July 1999, we elected to be regulated under a new state statute, adopted subsequent to the Commission's approval of the earlier plan. The new statute allows telephone companies in South Carolina to operate under price regulation without obtaining approval from the Commission. The election became effective during August 1999. The South Carolina Consumer Advocate petitioned the Commission seeking review of the level of our earnings during the 1996-1998 period when we operated under the subsequently invalidated price regulation plan. The Commission voted to dismiss the petition in November 1999 and issued orders confirming the vote in February and June of 2000. In July 2000, the Consumer Advocate appealed the Commission's dismissal of the petition. If the Consumer Advocate prevails, the case could be remanded to the South Carolina PSC which could, after considering evidence, order material refunds to customers in South Carolina. At this time, we are unable to predict the outcome of this appeal and, therefore, cannot determine the impact, if any, this matter may have on future earnings.

        Also in 2000, the Florida Public Service Commission issued a proposed agency action stating that our change in 1999 from a late charge based on a percentage of the amounts overdue to a flat rate fee plus an interest charge violated the Florida price regulation statute and voted that approximately $65 should be refunded. We protested the decision. On August 30, 2001, the Commission issued an order adopting its proposed action. We appealed to the Florida Supreme Court and continued to bill and collect the charges subject to refund. On October 31, 2002, the Florida Supreme Court affirmed the

BELLSOUTH 2002    75

decision of the Florida Public Service Commission. This will require a one-time refund to affected customers in Florida. Based on this decision, we recorded a reduction to revenues of $108 and additional interest expense of $6 in the third quarter of 2002.

LEGAL PROCEEDINGS

On April 29, 2002 five African-American employees filed a putative class action lawsuit, captioned Gladys Jenkins et al. v. BellSouth Corporation, against the Company in the United States District Court for the Northern District of Alabama. The complaint alleges that BellSouth discriminated against current and former African-American employees with respect to compensation and promotions in violation of Title VII of the Civil Rights Act of 1964 and 42 USC. Section 1981. Plaintiffs purport to bring the claims on behalf of two classes: a class of all African-American hourly workers employed by BellSouth at any time since April 29, 1988, and a class of all African-American salaried workers employed by BellSouth at any time since April 29, 1988 in management positions at or below Job Grade 59/Level C. The plaintiffs are seeking unspecified amounts of backpay, benefits, punitive damages and attorneys' fees and costs, as well as injunctive relief. At this early stage of the litigation, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of the amount of loss, if any, be made.

        Several individual shareholders have filed substantially identical class action lawsuits against BellSouth and three of its senior officers, alleging violations of the federal securities laws. The cases, captioned In re BellSouth Securities Litigation, are pending in the United States District Court for the Northern District of Georgia. The plaintiffs allege that during the period January 22, 2001 through July 19, 2002, the Company (1) overstated the unbilled receivables balance of its advertising and publishing subsidiary; (2) failed to disclose that a Florida CLEC had stopped paying money owed to the Company; and (3) understated its exposure to bad debt losses. The plaintiffs are seeking an unspecified amount of damages, as well as attorneys' fees and costs. At this early stage of the litigation, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of loss, if any, be made.

        Three substantially identical class action lawsuits were recently filed in the United States District Court for the Northern District of Georgia against BellSouth, its directors, three of its senior officers, and other individuals, alleging violations of the Employee Retirement Income Security Act ("ERISA"). The plaintiffs, who seek to represent a putative class of participants and beneficiaries of BellSouth's 401(k) plan (the "Plan"), allege that we breached its fiduciary duties in violation of ERISA, among other things, (1) failing to provide accurate information to the Plan participants and beneficiaries; (2) failing to ensure that the Plan's assets were invested properly; (3) failing to monitor the Plan's fiduciaries; and (4) failing to disregard Plan directives that the defendants knew or should have known were imprudent. The plaintiffs are seeking an unspecified amount of damages, injunctive relief, attorneys' fees and costs. Certain factual allegations underlying these lawsuits are substantially similar to those in the putative securities class actions captioned In re BellSouth Securities Litigation, which are described above. At this early stage of the litigation, the likely outcome of the cases cannot be predicted, nor can a reasonable estimate of loss, if any, be made.

        A number of antitrust class action lawsuits were recently filed against BellSouth in federal district courts in Atlanta, Georgia and Ft. Lauderdale, Florida. The plaintiffs purport to represent putative classes consisting of all BellSouth local telephone service subscribers and/or all subscribers of competitive local exchange carriers in nine southeastern states since 1996. The plaintiffs allege that BellSouth engaged in unlawful anticompetitive conduct in violation of state and federal antitrust laws by, among other things, (1) denying competitors access to certain essential facilities necessary for competitors to provide local telephone service; (2) using its monopoly power in the wholesale market for local telephone service as leverage to maintain a monopoly in the retail market; and (3) failing to provide the same quality of service, access and billing to competitors that it provides its own retail customers. The plaintiffs are seeking an unspecified amount of treble damages, injunctive relief, as well

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as attorneys' fees and costs. At this earlystage of the litigation, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of loss, if any, be made.

        A consumer class action alleging antitrust violations of Section 1 of the Sherman Antitrust Act was recently filed against BellSouth, Verizon, SBC and Qwest in Federal Court in the Southern District of New York. The complaint alleges that defendants conspired to restrain competition by "agreeing not to compete with one another and otherwise allocating customers and markets to one another." The plaintiffs are seeking an unspecified amount of treble damages and injunctive relief, as well as attorneys' fees and expenses. At this earlystage of the litigation, the likely outcome of the case cannot be predicted, nor can a reasonable estimate of loss, if any, be made.

OTHER CLAIMS

We are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. BST is also subject to claims attributable to pre-divestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for pre-divestiture events are shared with AT&T Corp. While complete assurance cannot be given as to the outcome of these claims, we believe that any financial impact would not be material to our results of operations, financial position or cash flows.

NOTE P – RELATED PARTY TRANSACTIONS

In addition to the advances to affiliates discussed in Note B and activity related to Cingular discussed in Note G, other significant transactions with related parties are summarized in the succeeding paragraphs.

        We generated revenues of approximately $304 in 2001 and $386 in 2002 from the provision of local interconnect and long distance services to Cingular and agent commissions from Cingular.

        In October 2000, we entered into a transition services agreement with Cingular, pursuant to which we provide transition services and products for a limited period of time. The services we provided included government and regulatory affairs, finance, compensation and benefit accounting, human resources, internal audit, risk management, legal, security and tax. Provided services terminated prior to December 31, 2002. The fees were determined based on the cost of providing the level of service expected to be provided at the time we entered into the agreements.

        Also in October 2000, we transferred our wireless employees and all related obligations and liabilities to two subsidiary leasing companies. We entered into a leasing agreement with Cingular, whereby our leasing companies agreed to lease all of their current employees to Cingular through December 2001. Between October 2000 and December 2001, the wireless employees were solely employed by our leasing subsidiaries and participated in BellSouth benefit plans. During this period, Cingular reimbursed us monthly for all payroll related obligations for these wireless employees. These billings to Cingular were recorded as contra expenses, and the net earnings of the leasing subsidiaries were zero during this period. In December 2001 we transferred our leasing companies and substantially all related liabilities to Cingular. The net liabilities transferred to Cingular approximated $36.

NOTE Q – OTHER EVENTS

CONTRACT TERMINATION PAYMENT

In October 1999, two of the Company's wholly-owned subsidiaries, BellSouth Products, Inc. (BSP) and BST filed a complaint against U. S. Electronics, Inc. (USE), in the United States District Court for the Northern District of Georgia. The complaint alleged that USE, a distributor of residential telephone equipment, breached its distributorship contract with BSP and violated the Robinson-Patman Act. USE denied the material allegations of the complaint and filed counterclaims against the Company, BSP, BST and several other BellSouth entities, alleging that the BellSouth companies were in breach of the

BELLSOUTH 2002    77

distributorship contract. In January 2001, BellSouth settled the litigation and paid approximately $200 to USE for the termination of their then-existing agreement. BellSouth entered into a new agreement with USE.

RESTRUCTURING OF WIRELESS VIDEO
ENTERTAINMENT BUSINESS

In December 2000, we announced that we would restructure our video entertainment service and concentrate our entertainment business on our fiber optic-based wireline video operations. This move was made to better align our resources with our strategic priorities in broadband services.

        We recorded charges of approximately $498, or $323 net of tax, related to this restructuring in the fourth quarter of 2000. These charges consisted of approximately $289 for asset writeoffs and writedowns and $209 for contract termination penalties, migration of customers to alternative service providers and for severance and related benefit expenses. The remaining liability as of December 31, 2002 was $6. Operating revenues generated by this business were $75 in 2000, $24 in 2001, and $1 in 2002. Operating losses generated by this business were $110 in 2000, $16 in 2001, and $222 in 2002. The 2002 losses include the impairment of MMDS licenses for $221 as discussed in Note D.

WORKFORCE REDUCTION CHARGES

During 2002, we recorded charges of $487, or $305 after tax, related to our plans to reduce our workforce by approximately 5,000 positions to reduce operating costs in response to a slow economy, increased competition and regulatory pricing pressures. The charge, recorded in accordance with provisions of SFAS No. 112, consisted primarily of cash severance and enhancements to post employment health benefits under preexisting separation plans.

        In the fourth quarter 2001, we recorded a charge of $232, or $143 after tax, reflecting restructuring actions that were taken to reduce operating costs. As a result of these reductions, we eliminated approximately 4,200 positions. The charge, recorded in accordance with provisions of SFAS No. 112, "Employer's Accounting for Post employment Benefits"(SFAS No. 112), consisted primarily of cash severance and enhancements to post employment health benefits under pre-existing separation pay plans.

ASSET IMPAIRMENTS

In 2002, we announced we are eliminating certain service offerings, including our own line of e-business services and some products within our wholesale long distance portfolio. We will also discontinue operations at our multi-media Internet exchange (MIX) in Miami. We are currently seeking to align with another provider of e-business services to meet the needs of current and future customers. We will continue to support our existing e-business customers until this transition is complete. In connection with the previously announced exit of our public telephone operations, our periodic evaluation of the undiscounted cash flows indicated an impairment. As a result of these combined events, we recorded a charge of $134 in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." This charge includes asset impairments, early termination penalties on contracts and leases, and severance for affected employees.

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RESTRUCTURING LIABILITY

As of December 31, 2002, the aggregate liability related to the charges described above, excluding post retirement and pension impacts, was $115. As of December 31, 2002 the workforce reduction is substantially complete.

	Type of Cost

	Employee Separations	Other Exit Costs	Total

Balance at December 31, 2001	$202	$—	$202
Additions	430	38	468
Deductions	(548)	(7)	(555)

Balance at December 31, 2002	$84	$31	$115

SUBLEASE OF COMMUNICATIONS TOWERS

In June 1999, we signed a definitive agreement with Crown Castle International Corporation (Crown) for the sublease of all unused space on approximately 1,850 of our wireless communications towers in exchange for $610 to be paid in a combination of cash and Crown common stock. As of December 31, 2000 we had closed on 1,865 towers and received $614. We also entered into a five-year, build-to-suit agreement with Crown covering up to 500 towers. Under a similar agreement, Crown will sublease all unused space on 773 PCS towers in exchange for $317 in cash. As of December 31, 2000, we had closed on 732 towers and received $300. In connection with this agreement, we entered into an exclusive three-year, build-to-suit agreement. The agreements with Crown were transferred to Cingular upon its formation. During 2001, we closed on 71 additional towers with proceeds of $30. We have completed all tower closings under these agreements.

NOTE R – SUBSIDIARY FINANCIAL INFORMATION

We have fully and unconditionally guaranteed all of the outstanding debt securities of BST that are subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934. BST is a 100% owned subsidiary of BellSouth. In accordance with SEC rules, BST is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, and we are providing the following condensed consolidating financial information.

        BST, including its subsidiaries (BellSouth Accounts Receivable Management, Inc., BellSouth Billing, Inc., BellSouth Business Systems, Inc., BellSouth Credit and Collections Management, Inc., BellSouth Entertainment, LLC, BellSouth Interactive Media Services, LLC, BellSouth Products, Inc., BellSouth Public Communications, Inc.), is listed separately because it has debt securities, registered with the SEC, that we have guaranteed. All other operating subsidiaries that do not have registered securities guaranteed by us are presented in the Other column. The Parent column is comprised of headquarter entities which provide, among other services, executive management, administrative support and financial management to operating subsidiaries. The Adjustments column includes the necessary amounts to eliminate the intercompany balances and transactions between BST, Other and Parent to reconcile to our consolidated financial information.

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CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	For the Year Ended December 31, 2000
	BST	Other	Parent	Adjustments	Total

Total operating revenues	$18,069	$9,242	$2,145	$(3,305)	$26,151
Total operating expenses	12,900	8,697	1,172	(3,335)	19,434

Operating income	5,169	545	973	30	6,717
Interest expense	695	281	936	(584)	1,328
Other income (expense), net	25	755	4,435	(4,173)	1,042

Income before income taxes	4,499	1,019	4,472	(3,559)	6,431
Provision for income taxes	1,652	373	283	5	2,313

Income before cumulative effect	2,847	646	4,189	(3,564)	4,118
Cumulative effect	—	—	—	—	—

Net income	$2,847	$646	$4,189	$(3,564)	$4,118

	For the Year Ended December 31, 2001
	BST	Other	Parent	Adjustments	Total

Total operating revenues	$18,517	$6,564	$2,730	$(3,681)	$24,130
Total operating expenses	14,001	5,548	2,139	(3,696)	17,992

Operating income	4,516	1,016	591	15	6,138
Interest expense	596	269	789	(339)	1,315
Other income (expense), net	31	464	2,209	(3,713)	(1,009)

Income before income taxes	3,951	1,211	2,011	(3,359)	3,814
Provision for income taxes	1,418	595	(731)	85	1,367

Income before cumulative effect	2,533	616	2,742	(3,444)	2,447
Cumulative effect	—	—	—	—	—

Net income	$2,533	$616	$2,742	$(3,444)	$2,447

	For the Year Ended December 31, 2002
	BST	Other	Parent	Adjustments	Total

Total operating revenues	$17,695	$5,808	$2,627	$(3,690)	$22,440
Total operating expenses	13,995	5,504	1,894	(3,699)	17,694

Operating income	3,700	304	733	9	4,746
Interest expense	503	178	773	(266)	1,188
Other income (expense), net	(29)	(154)	2,984	(1,943)	858

Income before income taxes	3,168	(28)	2,944	(1,668)	4,416
Provision for income taxes	1,176	236	419	(23)	1,808

Income before cumulative effect	1,992	(264)	2,525	(1,645)	2,608
Cumulative effect	–	–	(1,285)	–	(1,285)

Net income	$1,992	$(264)	$1,240	$(1,645)	$1,323

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CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2001					December 31, 2002
	BST	Other	Parent	Adjust- ments	Total	BST	Other	Parent	Adjust- ments	Total

ASSETS
Current assets:
Cash and cash equivalents	$111	$481	$–	$–	$592	$87	$745	$1,650	$–	$2,482
Accounts receivable, net	3,032	2,152	4,046	(4,241)	4,989	2,664	1,720	3,120	(3,375)	4,129
Other current assets	520	727	95	(68)	1,274	475	664	182	(70)	1,251

Total current assets	3,663	3,360	4,141	(4,309)	6,855	3,226	3,129	4,952	(3,445)	7,862

Investments and advances	287	5,801	8,117	(3,585)	10,620	308	6,489	6,310	(3,366)	9,741
Property, plant and equipment, net	22,085	2,580	278	–	24,943	21,403	1,754	288	–	23,445
Deferred charges and other assets	4,795	213	180	(66)	5,122	5,302	234	219	(29)	5,726
Intangible assets, net	1,122	3,081	288	15	4,506	1,224	1,179	302	–	2,705

Total assets	$31,952	$15,035	$13,004	$(7,945)	$52,046	$31,463	$12,785	$12,071	$(6,840)	$49,479

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Debt maturing within one year	$3,468	$794	$4,261	$(3,412)	$5,111	$3,445	$1,044	$3,150	$(2,525)	$5,114
Other current liabilities	3,063	1,568	1,182	(856)	4,957	2,963	1,169	1,218	(881)	4,469

Total current liabilities	6,531	2,362	5,443	(4,268)	10,068	6,408	2,213	4,368	(3,406)	9,583

Long-term debt	7,353	2,313	8,450	(3,102)	15,014	5,371	1,368	8,304	(2,760)	12,283

Noncurrent liabilities:
Deferred income taxes	2,907	1,080	(1,001)	59	3,045	3,677	1,402	(665)	38	4,452
Other noncurrent liabilities	3,330	1,436	492	(97)	5,161	3,335	1,063	885	(28)	5,255

Total noncurrent liabilities	6,237	2,516	(509)	(38)	8,206	7,012	2,465	220	10	9,707

Shareholders' equity:	11,831	7,844	(380)	(537)	18,758	12,672	6,739	(821)	(684)	17,906

Total liabilities and shareholders' equity	$31,952	$15,035	$13,004	$(7,945)	$52,046	$31,463	$12,785	$12,071	$(6,840)	$49,479

CONDENSED CONSOLIDATING CASH FLOW STATEMENTS

	For the Year Ended December 31, 2000
	BST	Other	Parent	Adjustments	Total

Cash flows from operating activities	$8,024	$2,014	$(317)	$(1,131)	$8,590
Cash flows from investing activities	(5,238)	(2,379)	(412)	(1,274)	(9,303)
Cash flows from financing activities	(2,764)	950	(104)	2,405	487

Net (decrease) increase in cash	$22	$585	$(833)	$—	$(226)

	For the Year Ended December 31, 2001
	BST	Other	Parent	Adjustments	Total

Cash flows from operating activities	$6,077	$1,250	$1,422	$(751)	$7,998
Cash flows from investing activities	(4,888)	(962)	(955)	(234)	(7,039)
Cash flows from financing activities	(1,140)	(317)	(956)	985	(1,428)

Net (decrease) increase in cash	$49	$(29)	$(489)	$—	$(469)

	For the Year Ended December 31, 2002
	BST	Other	Parent	Adjustments	Total

Cash flows from operating activities	$6,609	$949	$880	$(192)	$8,246
Cash flows from investing activities	(3,206)	(326)	3,357	(1,532)	(1,707)
Cash flows from financing activities	(3,427)	(359)	(2,587)	1,724	(4,649)

Net (decrease) increase in cash	$(24)	$264	$1,650	$–	$1,890

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NOTE S – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2001
Operating Revenues	$5,919	$5,985	$6,013	$6,213
Operating Income	$1,554	$1,496	$1,645	$1,443
Net Income	$862	$847	$(25)	$763
Earnings per share(a):
Basic	$.46	$.45	$(.01)	$.41
Diluted	$.46	$.45	$(.01)	$.40
2002
Operating Revenues	$5,534	$5,780	$5,434	$5,692
Operating Income	$1,370	$1,198	$1,041	$1,137
Income Before Effect of Change in Accounting Principle	$1,131	$263	$639	$575
Net Income (Loss)	$(154)	$263	$639	$575
Basic Earnings per share(a):
Income Before Effect of Change in Accounting Principle	$.60	$.14	$.34	$.31
Net Income (Loss)	$(.08)	$.14	$.34	$.31
Diluted Earnings per share(a):
Income Before Effect of Change in Accounting Principle	$.60	$.14	$.34	$.31
Net Income	$(.08)	$.14	$.34	$.31

(a)Due to rounding, the sum of quarterly EPS amounts may not agree to year-to-date EPS amounts.

        The quarters shown were affected by the following:

2001

  •
  During 2001, we recorded foreign currency losses of $43, or $0.02 per share, in first quarter, $112, or $0.06 per share, in second quarter, $55, or $0.03 per share, in third quarter and $20, or $0.01 per share, in fourth quarter.
  •
  We recorded losses as a result of selling shares of Qwest common stock, which reduced net income by $32, or $0.02 per share, during first quarter and $52, or $0.03 per share, during third quarter.
  •
  We recorded losses related to the writedown of our investments in equity securities, which reduced net income by $1,017, or $0.54 per share, and $162, or $0.09 per share, in fourth quarter.
  •
  First quarter also includes expense recorded for changes in postretirement medical benefit obligations, which reduced net income by $47, or $0.02 per share.
  •
  Second quarter also includes our adjustment to an accrual for reciprocal compensation, which reduced net income by $88, or $0.05 per share.
  •
  Third quarter also includes a gain related to the sale of our 24.5% ownership interest in SkyCell Communications, which increased net income by $19, or $0.01 per share.
  •
  Fourth quarter also includes losses on asset impairments and severance related costs, which reduced net income by $227, or $0.12 per share.

2002

  •
  During 2002, we recorded foreign currency losses of $204, or $0.11 per share, in first quarter, $355, or $0.19 per share, in second quarter, $13, or $0.01 per share, in third quarter and $26, or $0.01 per share, in fourth quarter.
  •
  We recorded losses as a result of selling shares of Qwest common stock, which reduced net income by $60, or $0.03 per share, during first quarter and $23, or $0.01 per share, during second quarter.
  •
  We recorded losses related to the writedown of our investments in equity securities, which reduced net income by $101, or $0.05 per share, in first quarter and $33, or $0.02 per share, in second quarter.

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  •
  We recorded losses related to our workforce reduction of approximately 5,000 positions, which reduced net income by $225, or $0.12 per share, in second quarter and $202, or $0.11 per share, in third quarter, and $262, or $0.14 per share in fourth quarter.
  •
  First quarter also includes a gain related to the conversion of our ownership interest in E-Plus into KPN stock, a loss on the subsequent sale of the KPN stock, and a gain from the settlement of forward contracts associated with advances to E-Plus, all of which increased net income by $857, or $0.45 per share. In addition, first quarter includes recognition of an impairment on shareholder loans to our Brazilian equity investments, as well the recognition of a guarantee on a portion of those operations' debt, which resulted in a decrease to net income of $263, or $0.14 per share. Also during first quarter, we recorded a reduction to our advertising and publishing revenues, which reduced net income by $101, or $0.05 per share.
  •
  Third quarter also includes a charge for the refund of certain late payment fees to customers in Florida, which reduced net income by $70, or $0.04 per share.
  •
  Fourth quarter also includes a loss related to the sale of our remaining Brazilian yellow pages operation, which reduced net income by $51, or $0.03 per share.

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